                                                              Exhibit (a)(1)(i)

                           Offer to Purchase For Cash
                     All Outstanding Shares Of Common Stock
                                       of

                           TD Waterhouse Group, Inc.
                                       at

                            U.S. $9.00 Net Per Share
                                       by

                          TD Waterhouse Holdings, Inc.
                          a wholly owned subsidiary of

                           The Toronto-Dominion Bank
                          ---------------------------
         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
                       NEW YORK CITY TIME, ON WEDNESDAY,
                NOVEMBER 14, 2001, UNLESS THE OFFER IS EXTENDED.

                          ---------------------------

THIS OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "SHARES" OR THE "COMPANY COMMON STOCK") OF TD WATERHOUSE GROUP, INC. (THE "COMPANY") THAT, TOGETHER WITH SHARES OWNED BY THE TORONTO-DOMINION BANK ("PARENT") AND ITS SUBSIDIARIES, CONSTITUTES AT LEAST NINETY PERCENT (90%) OF THE TOTAL NUMBER OF OUTSTANDING SHARES (EXCLUDING SHARES ISSUABLE UPON EXCHANGE OF EXCHANGEABLE PREFERENCE SHARES ISSUED BY A COMPANY SUBSIDIARY) ON THE EXPIRATION DATE OF THE OFFER. AS OF OCTOBER 16, 2001, PARENT AND ITS SUBSIDIARIES OWNED AN AGGREGATE OF 298,336,200 SHARES, WHICH CONSTITUTED APPROXIMATELY 88% OF THE ISSUED AND OUTSTANDING SHARES. THIS OFFER IS ALSO SUBJECT TO OTHER IMPORTANT TERMS AND CONDITIONS. SEE "THE TENDER OFFER--SECTION
13. CERTAIN CONDITIONS TO THE OFFER."

                          ---------------------------
                                   IMPORTANT
If you are a holder of Shares, and you wish to tender your shares in the offer, you should either (i) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, have your signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal (or a facsimile thereof) and any other required documents to the Depositary or the Canadian Forwarding Agent (each as defined herein) and either deliver the certificates for your Shares along with the Letter of Transmittal to the Depositary or the Canadian Forwarding Agent or tender your Shares pursuant to the procedures for book-entry transfer set forth in "The Tender Offer--Section
3. Procedures for Tendering Shares" or (ii) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If your Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you must contact your broker, dealer, commercial bank, trust company or nominee to tender your Shares.

If you desire to tender Shares and certificates evidencing such Shares are not immediately available, or you cannot comply with the procedures for book-entry transfer described in this Offer to Purchase on a timely basis, or you cannot deliver all required documents to the Depositary or the Canadian Forwarding Agent prior to the expiration of the offer, you may be able to tender such Shares by following the procedures for guaranteed delivery set forth in "The Tender Offer--Section 3. Procedures for Tendering Shares."

Questions and requests for assistance or for additional copies of this Offer to Purchase, the Letter of Transmittal or other tender offer materials may be directed to MacKenzie Partners, Inc. (the "Information Agent") or, in the United States, Morgan Stanley & Co. Incorporated or, in Canada, TD Securities Inc. (together, the "Dealer Managers") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase.

                          ---------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of such transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

                          ---------------------------
                     The Dealer Managers for the Offer are:

            In the United States:                               In Canada:
               MORGAN STANLEY                               TD SECURITIES INC.

October 17, 2001

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
SUMMARY TERM SHEET..........................................    1
INTRODUCTION................................................    6
SPECIAL FACTORS.............................................    8
Background of this Offer....................................    8
Purpose and Structure of the Offer and the Merger; Reasons
  of Parent For the Offer and the Merger....................    9
Position of Parent and the Purchaser Regarding Fairness of
  the Offer and the Merger..................................   10
Summary of Financial Analyses by Morgan Stanley & Co.
  Incorporated..............................................   12
The Merger; Plans for the Company after the Offer and the
  Merger; Certain Effects of the Offer......................   17
Conduct of the Company's Business if the Offer is Not
  Completed.................................................   18
Appraisal Rights............................................   18
Transactions and Arrangements Concerning the Shares.........   19
Related Party Transactions..................................   20
Interests of Certain Persons in the Offer and the Merger....   25
THE TENDER OFFER............................................   26
 1.  Terms of the Offer; Expiration Date....................   26
 2.  Acceptance for Payment and Payment for Shares..........   27
 3.  Procedures for Tendering Shares........................   28
 4.  Withdrawal Rights......................................   30
 5.  Certain U.S. and Canadian Federal Income Tax
     Consequences...........................................   31
 6.  Price Range of Shares; Dividends.......................   32
 7.  Certain Information Concerning the Company.............   33
 8.  Certain Information Concerning Parent and the
     Purchaser..............................................   41
 9.  Source and Amount of Funds.............................   41
10.  Dividends and Distributions............................   41
11.  Certain Effects of the Offer on the Market for the
     Shares.................................................   42
12.  Fees and Expenses......................................   43
13.  Certain Conditions to the Offer........................   44
14.  Certain Legal Matters..................................   46
15.  Miscellaneous..........................................   48
SCHEDULE A  INFORMATION CONCERNING THE DIRECTORS AND
            EXECUTIVE OFFICERS OF PARENT AND THE
            PURCHASER.......................................  A-1
SCHEDULE B  SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL
            OWNERS AND MANAGEMENT...........................  B-1
SCHEDULE C  INFORMATION CONCERNING CERTAIN SECURITIES
            TRANSACTIONS....................................  C-1
SCHEDULE D  SECTION 262 OF THE GENERAL CORPORATION LAW OF
            THE STATE OF DELAWARE...........................  D-1

                               SUMMARY TERM SHEET

     TD Waterhouse Holdings, Inc., a wholly owned subsidiary of The Toronto-Dominion Bank (which we refer to as "TD Bank"), is offering to purchase all the outstanding shares of common stock of TD Waterhouse Group, Inc. for $9.00 per share in cash. The following are some of the questions that you, as a stockholder of TD Waterhouse Group, may have and answers to those questions. We urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal because the information in this summary may not answer all of your questions and additional important information is contained in the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

     In this document, references to "dollars" or "$" are to United States dollars, unless noted otherwise.

WHO IS OFFERING TO BUY MY SECURITIES?

     The offer to purchase all the outstanding shares of TD Waterhouse Group common stock is being made by TD Waterhouse Holdings, a Delaware corporation and a wholly owned subsidiary of TD Bank. As of the date hereof, TD Bank owns, directly and through TD Waterhouse Holdings, 298,336,200 shares of TD Waterhouse Group's common stock representing approximately 88.0% of the 338,971,600 shares of TD Waterhouse Group common stock that were issued and outstanding as of October 16, 2001. In addition, TD Bank and one of its wholly owned subsidiaries own exchangeable preference shares of a subsidiary of TD Waterhouse Group that are exchangeable for an aggregate of 39,370,150 additional shares of TD Waterhouse Group common stock, and TD Waterhouse Holdings owns the sole outstanding share of TD Waterhouse Group's preferred stock (which is entitled to vote generally with the TD Waterhouse Group common stock and has an aggregate number of votes equal to the number of outstanding exchangeable preference shares). As a result, TD Bank and its subsidiaries, including TD Waterhouse Holdings, hold approximately 89.3% of the voting power of TD Waterhouse Group.

     TD Waterhouse Holdings is a holding company which owns, in addition to TD Waterhouse Group common stock, all of the stock of TD Waterhouse Bank, N.A. and TD Bank USA, F.S.B., which provide a range of financial services in the United States. TD Bank, a Canadian chartered bank, was, as of July 31, 2001, the second largest Canadian bank in terms of market capitalization. TD Bank and its subsidiaries offer a full range of financial services and products to approximately 13 million customers in Canada and around the world. TD Bank is organized into four main businesses: TD Canada Trust, a leader in personal and commercial banking in Canada, TD Securities Inc., a force in investment banking in Canada, the U.S. and abroad, TD Waterhouse Group, the world's second largest broker to the self-directed investor, and TD Wealth Management, one of Canada's largest asset managers.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

     We are seeking to purchase all of TD Waterhouse Group's outstanding common stock.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

     We are offering to pay $9.00 per share of TD Waterhouse Group common stock, net to you in cash. This price represents a premium of approximately 45% over the closing price of TD Waterhouse Group common stock on the New York Stock Exchange on October 9, 2001, the last trading day prior to the date on which our intention to make the tender offer was announced. Canadian stockholders will have the option of receiving payment in U.S. dollars or the Canadian dollar equivalent based on the noon buying rate of exchange as certified by the Federal Reserve Bank of New York on the expiration date of the offer. For more information regarding the trading range of TD Waterhouse Group common stock, see "The Tender Offer--Section 6. Price Range of Shares; Dividends."

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

     If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker or nominee tenders your shares on your behalf, they may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See "Introduction" and "The Tender Offer--Section 3. Procedures for Tendering Shares."

HOW WILL U.S. TAXPAYERS BE TAXED FOR U.S. FEDERAL INCOME TAX PURPOSES?

     If you are a U.S. taxpayer your receipt of cash for shares of TD Waterhouse Group common stock in the offer will be a taxable transaction for U.S. federal income tax purposes. You will generally recognize gain or loss in an amount equal to the difference between (1) the cash you receive in the offer and (2) your adjusted tax basis in the shares of TD Waterhouse Group common stock you surrender in the offer. That gain or loss will be a capital gain or loss if the shares are a capital asset in your hands, and will be long-term capital gain or loss if the shares have been held for more than one year at the time the offer is completed. You are urged to consult your own tax advisor as to the particular tax consequences to you of the offer. See "The Tender Offer--Section 5. Certain U.S. and Canadian Federal Income Tax Consequences."

HOW WILL CANADIAN RESIDENTS BE TAXED FOR CANADIAN FEDERAL INCOME TAX PURPOSES?

     The receipt of cash for shares of TD Waterhouse Group common stock by Canadian residents in the offer will be a taxable transaction for Canadian federal income tax purposes. Generally, you will recognize gain or loss in an amount equal to the difference between (1) the cash you receive in the offer and
(2) your adjusted cost base in the shares of TD Waterhouse Group common stock you surrender in the offer. If you hold TD Waterhouse Group common stock as capital property, you will only include one-half of the gain in your income and may be able to deduct one-half of any loss against the taxable portion of your capital gains. You are urged to consult your own tax advisor as to the particular tax consequences to you of the offer. See "The Tender Offer--Section
5. Certain U.S. and Canadian Federal Income Tax Consequences."

WHAT ARE THE MOST IMPORTANT CONDITIONS TO THE OFFER?

     The offer is subject to several conditions, including the condition that enough shares of TD Waterhouse Group common stock are tendered and not withdrawn so that on the expiration date of the tender offer TD Bank and its subsidiaries, including TD Waterhouse Holdings, will together own at least 90% of TD Waterhouse Group's outstanding shares of common stock (excluding for this purpose shares of common stock issuable upon exchange of exchangeable preference shares issued by a TD Waterhouse Group subsidiary and held by TD Bank and some of its subsidiaries). We calculate the minimum number of shares of common stock required to be tendered in order to satisfy this condition to be approximately 6,738,240 shares as of the date of this document. We do not believe that we need to obtain any antitrust, bank regulatory or other material governmental approvals, consents or clearances in order to complete this offer. See "The Tender Offer--Section 13. Certain Conditions to the Offer."

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

     TD Bank, the parent company of TD Waterhouse Holdings, will provide TD Waterhouse Holdings with sufficient funds to purchase all shares of TD Waterhouse Group common stock validly tendered and not withdrawn in the offer and to provide funding for the second-step merger of TD Waterhouse Holdings and TD Waterhouse Group which is expected to follow the successful completion of the offer. We anticipate that TD Bank will obtain approximately $246,000,000 of these funds through a common equity offering in Canada and the remainder of these funds will be obtained from its existing resources, including funds raised in the ordinary course of its banking business and internally generated funds of TD Bank and its subsidiaries. HOWEVER, THE TENDER OFFER IS NOT CONDITIONED UPON ANY FINANCING ARRANGEMENTS AND TD BANK HAS THE FINANCIAL RESOURCES AVAILABLE TO COMPLETE THE OFFER AND THE MERGER WHETHER OR NOT ITS EQUITY OFFERING IS COMPLETED. For these reasons, we do not think our financial condition is relevant to your decision whether to tender in the offer. See "The Tender Offer--Section 9. Source and Amount of Funds."

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

     You will have at least until 12:00 midnight, New York City time, on Wednesday, November 14, 2001, to decide whether to tender your shares of TD Waterhouse Group common stock in the offer unless the offer is extended. Further, if you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See "The Tender Offer--Section 3. Procedures for Tendering Shares."

CAN THE OFFER BE EXTENDED?

     We can elect at any time to extend the offer. If we extend the offer, we will inform Mellon Investor Services LLC (which is the depositary for the offer) of that fact, and will make a public announcement of the extension, not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. We may also decide to establish a subsequent offering period of up to 20 business days in certain circumstances, although we are not obligated to do so. See "The Tender Offer--Section 1. Terms of the Offer; Expiration Date."

HOW DO I TENDER MY SHARES?

     To tender your shares of TD Waterhouse Group common stock, you must deliver the certificates evidencing your shares, together with a completed Letter of Transmittal, to Mellon Investor Services LLC, the depositary for the offer, or to CIBC Mellon Trust Company, the Canadian forwarding agent, not later than the time the offer expires. If your shares are held in street name (that is, through a broker, dealer or other nominee), the shares can be tendered by your nominee through The Depository Trust Company. If you cannot get all required documents to the depositary or the Canadian forwarding agent by the expiration of the offer, you may get a little extra time to do so by having a broker, bank or other fiduciary who is a member of the Securities Transfer Agent Medallion Program or other eligible institution guarantee that the missing items will be received by the depositary within three New York Stock Exchange trading days. However, the depositary must receive the missing items within that three trading day period. See "The Tender Offer--Section 3. Procedures for Tendering Shares."

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

     You can withdraw previously tendered shares of TD Waterhouse Group common stock at any time until the offer has expired and, if we have not agreed to accept your shares for payment by December 15, 2001, you can withdraw them at any time after such date until we do accept your shares for payment. This right to withdraw will not apply to any subsequent offering period if we elect to establish one. See "The Tender Offer--Section 1. Terms of the Offer; Expiration Date."

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

     To withdraw shares that have been tendered you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary or the Canadian forwarding agent while you still have the right to withdraw the shares. See "The Tender Offer--Section 4. Withdrawal Rights."

WHAT DOES TD WATERHOUSE GROUP'S BOARD OF DIRECTORS THINK OF THE OFFER?

     We have not asked the board of directors of TD Waterhouse Group to approve the offer. Under applicable law, no approval by TD Waterhouse Group's board is necessary for us to commence or complete this offer or, if we acquire 90% or more of TD Waterhouse Group's outstanding common stock, to merge TD Waterhouse Group and TD Waterhouse Holdings. The board of directors of TD Waterhouse Group is required by U.S. federal securities laws to file with the SEC and distribute to its stockholders, within 10 business days from the date of this offer, a statement as to its position, if any, on the offer. We understand that the board of TD Waterhouse Group has appointed a special committee of independent directors for this purpose.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF NOT ALL THE PUBLICLY TRADED SHARES OF TD WATERHOUSE GROUP ARE TENDERED IN THE OFFER?

     Following the completion of the offer, we currently intend to cause a merger to occur between TD Waterhouse Holdings and TD Waterhouse Group. If the merger takes place, TD Waterhouse Group will become a wholly-owned subsidiary of TD Bank, and all of the remaining stockholders of TD Waterhouse Group (other than TD Waterhouse Holdings) will receive $9.00 per share of TD Waterhouse Group common stock in cash. See "Special Factors--The Merger; Plans for the Company after the Offer and the Merger; Certain Effects of the Offer."

FOLLOWING THE TENDER OFFER, WILL TD WATERHOUSE GROUP CONTINUE AS A PUBLIC
COMPANY?

     No. If the merger described above takes place, TD Waterhouse Group will no longer be publicly owned. Even if the merger does not take place, if we purchase all the tendered shares, there may be so few remaining stockholders and publicly held shares of TD Waterhouse Group common stock that the shares of TD Waterhouse Group common stock will no longer be eligible to be traded on the New York Stock Exchange or the Toronto Stock Exchange or other securities markets. As a result, there may not be a public trading market for the shares and TD Waterhouse Group may cease being required to comply with SEC and Canadian rules governing publicly held companies. See "The Tender Offer--Section 11. Certain Effects of the Offer on the Market for the Shares."

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

     If the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per share of TD Waterhouse Group common stock which they would have received had they tendered their shares in the offer, unless they seek a judicial appraisal of their shares which may result in a greater or lesser or the same amount of cash being paid. Therefore, if the merger takes place, the only differences to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares in the offer and you will not have the statutory appraisal rights described in the next question. If for some reason the merger does not take place, the number of TD Waterhouse Group stockholders and of shares of TD Waterhouse Group common stock which are still in the hands of the public may be so small that there will no longer be an active public trading market for the shares. Also, as described above, TD Waterhouse Group may cease being required to comply with SEC and Canadian rules relating to publicly held companies. See "The Tender Offer--Section 11. Certain Effects of the Offer on the Market for the Shares."

WILL I HAVE THE RIGHT TO HAVE MY SHARES OF TD WATERHOUSE GROUP COMMON STOCK APPRAISED?

     If you tender your shares of TD Waterhouse Group common stock in the offer, you will not be entitled to exercise statutory appraisal rights under the Delaware General Corporation Law. If you do not tender your shares in the offer, and if the subsequent merger of TD Waterhouse Holdings and TD Waterhouse Group occurs, you will have a statutory right to demand payment of the judicially appraised fair value of your TD Waterhouse Group common stock plus a fair rate of interest, if any, from the date of the merger. This value may be more or less than or the same as the $9.00 per share cash consideration in the offer and the merger. See "Special Factors--Appraisal Rights."

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

     On October 9, 2001, the last trading day prior to the date on which we announced our intention to make the tender offer, the last sale price of a share of TD Waterhouse Group common stock reported on the New York Stock Exchange and the Toronto Stock Exchange was $6.20 and Cdn$9.70, respectively. We urge you to obtain a recent quotation for the shares of TD Waterhouse Group common stock before deciding whether to tender your shares. See "The Tender Offer--Section 6. Price Range of Shares; Dividends."

WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

     You can call MacKenzie Partners at (212) 929-5500 (call collect) or (800) 322-2885 (call toll free), or in the United States, Morgan Stanley & Co. Incorporated at (212) 761-7029 (call collect) or, in Canada, TD Securities at
(416) 307-8023 (call collect). MacKenzie Partners is acting as the Information Agent for our tender offer. Morgan Stanley & Co. Incorporated is acting as the Dealer Manager for our offer in the United States and TD Securities is acting as the Dealer Manager for our offer in Canada. See the back cover of this Offer to Purchase.

TO THE HOLDERS OF COMMON STOCK OF TD WATERHOUSE GROUP, INC.:

                                  INTRODUCTION

     TD Waterhouse Holdings, Inc., a Delaware corporation (the "Purchaser"), hereby offers to purchase all the outstanding shares of common stock, par value $.01 per share (the "Shares" or the "Company Common Stock"), of TD Waterhouse Group, Inc., a Delaware corporation (the "Company"), at $9.00 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "Offer"). The Purchaser is a wholly owned subsidiary of The Toronto-Dominion Bank, a Canadian chartered bank ("Parent"). As of the date hereof, the Purchaser owned 293,345,198 shares of Company Common Stock and Parent owned 4,991,002 shares of Company Common Stock. The combined ownership by Parent and its subsidiaries of Company Common Stock represents approximately 88.0% of the 338,971,600 shares of Company Common Stock that were issued and outstanding as of October 16, 2001. In addition, Parent and one of its wholly owned subsidiaries own exchangeable preference shares (the "Exchangeable Preference Shares") of a Company subsidiary which are exchangeable for an aggregate of 39,370,150 additional Shares, and the Purchaser owns the sole outstanding share of the Company's preferred stock, which generally votes together with the Company Common Stock and entitles the holder to an aggregate number of votes equal to the number of outstanding Exchangeable Preference Shares. As a result, Parent and its affiliates, including the Purchaser, hold approximately 89.3% of the voting power of the Company.

     Tendering stockholders who are the record owner of their Shares will not be obligated to pay brokerage fees or commissions or, except as set forth in the Letter of Transmittal, transfer taxes on the purchase of Shares by the Purchaser pursuant to the Offer. Tendering stockholders who hold their Shares through a broker or other nominee should consult such institution as to whether it charges any fees. The Purchaser will pay all charges and expenses of Morgan Stanley & Co. Incorporated as the Dealer Manager in the United States and TD Securities Inc. as the Dealer Manager in Canada (together, the "Dealer Managers"), MacKenzie Partners, Inc., as the Information Agent (the "Information Agent"), Mellon Investor Services LLC, as the Depositary (the "Depositary"), and CIBC Mellon Trust Company, as the Canadian Forwarding Agent (the "Canadian Forwarding Agent"), incurred in connection with the Offer.

     THE OFFER IS CONDITIONED UPON THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION DATE A NUMBER OF SHARES THAT, TOGETHER WITH SHARES OWNED BY PARENT AND ITS SUBSIDIARIES, INCLUDING THE PURCHASER, CONSTITUTES AT LEAST NINETY PERCENT (90%) OF THE TOTAL NUMBER OF OUTSTANDING SHARES (EXCLUDING FOR THIS PURPOSE SHARES ISSUABLE UPON EXCHANGE OF THE EXCHANGEABLE PREFERENCE SHARES), ON THE EXPIRATION DATE OF THE OFFER (THE "MINIMUM CONDITION"). PARENT AND THE PURCHASER CALCULATE THAT APPROXIMATELY 6,738,240 SHARES MUST BE TENDERED IN ORDER TO SATISFY THE MINIMUM CONDITION. THE OFFER IS SUBJECT TO CERTAIN ADDITIONAL CONDITIONS. SEE "THE TENDER OFFER--SECTION 13. CERTAIN CONDITIONS TO THE OFFER." THE PURCHASER RESERVES THE RIGHT (SUBJECT TO THE APPLICABLE RULES AND REGULATIONS OF THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC")) TO AMEND OR WAIVE ANY ONE OR MORE OF THE TERMS AND CONDITIONS OF THE OFFER.

     The board of directors of the Company has not been asked by Parent or Purchaser to approve the Offer or the Merger referred to below. Under applicable law, no approval by the Company's board is necessary for Parent and the Purchaser to commence or complete the Offer or, if they acquire 90% or more of the outstanding Company Common Stock, to complete the Merger referred to below. The board of directors of the Company is required to file with the SEC and provide to stockholders, within ten business days from the date of this document, a "Solicitation/Recommendation Statement on Schedule 14D-9." The board of directors of the Company has appointed a special committee of independent directors authorized to consider and recommend to the full board of the Company the actions that the full board should take in connection with the Offer by Parent, including a recommendation with respect to the position, if any, that the full board should take in connection with the Schedule 14D-9. The Schedule 14D-9 will also contain other important information, and Parent and the Purchaser recommend that holders of the Company Common Stock review it carefully when it becomes available.

     If the Offer is consummated, Parent currently intends to transfer all of the Shares held by it to the Purchaser and to cause the Purchaser to merge with the Company through a short-form merger (the "Merger") in accordance with the applicable provisions of the Delaware General Corporation Law (the "DGCL"), without a vote of the stockholders of the Company. Pursuant to the Merger, each issued and outstanding Share (other than Shares held by the Purchaser and Shares held by stockholders who have properly exercised appraisal rights under the
DGCL) will be converted into and represent the right to receive the Offer Price.

     If, after the Offer is completed but prior to consummation of the Merger, the aggregate ownership by Parent and its subsidiaries, including the Purchaser, of the outstanding Shares should fall below 90% due to the exercise of outstanding options to acquire Shares or for any other reason, or if the Offer is not completed for any reason (including a failure to satisfy the Minimum Condition), the Purchaser may decide to acquire additional Shares on the open market or in privately negotiated transactions to the extent required for its ownership to equal or exceed 90% of the outstanding Company Common Stock. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than or the same as the Offer Price. In addition, or alternatively, Parent and its affiliates may elect to exchange some of the Exchangeable Preference Shares they hold for shares of Company Common Stock, as permitted by the terms of those securities. For a discussion of other actions Parent and the Purchaser may take if the Offer is not completed, see "Special Factors--Conduct of the Company's Business if the Offer is Not Completed."

     This Offer to Purchase and the documents incorporated by reference in this Offer to Purchase include certain forward-looking statements. These statements appear throughout this Offer to Purchase and include statements regarding the intent, belief or current expectations of Parent and the Purchaser, including statements concerning Parent's and the Purchaser's plans with respect to the acquisition of all of the Company Common Stock. Such forward-looking statements are not guarantees of future performance or events and involve risks and uncertainties. Actual results may differ materially from those described in such forward-looking statements as a result of various factors. Factors that might affect such forward-looking statements include, among other things:

      -- the inability to successfully integrate the Company into Parent's operations,

      --   general economic, capital market and business conditions,

      -- competitive factors in the industries in which the Company and Parent operate,

      --   changes in government regulation, and

      -- changes in tax law requirements, including tax rate changes, new tax laws and revised tax law interpretations.

     The information contained in this Offer to Purchase concerning the Company was supplied by the Company or obtained from publicly available sources. Neither Parent nor the Purchaser takes any responsibility for the accuracy of such information.

     STOCKHOLDERS ARE URGED TO READ THIS OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES.

                                SPECIAL FACTORS

BACKGROUND OF THIS OFFER

     In 1999 Parent formed the Company to serve as the holding company for all of Parent's worldwide self-directed brokerage operations in connection with an initial public offering of common stock of the Company. The initial public offering, which was completed in June of that year, involved the issuance by the Company of 43.4 million newly-issued Shares representing approximately 11.5% of its capital stock (including Shares issuable upon exchange of the Exchangeable Preference Shares).

     Parent organized the sale of a portion of the Company to the public for several reasons. First, at that time the stocks of self-directed brokerage companies, and particularly those with substantial online operations, traded at substantially higher multiples than those of commercial banks and other, more traditional financial services providers. Parent concluded that this higher multiple was not fully reflected in the trading prices of Parent's own common shares, and that creating a separate market in the common stock of its self-directed brokerage operations, in which Parent would retain a majority ownership position, would ultimately be reflected in higher values for its own shares. In addition, Parent believed that there would be a greater degree of transparency with respect to the operating results and earnings potential of its self-directed brokerage operations, and therefore more accurate valuations, if those businesses were publicly traded rather than operated as divisions and subsidiaries of a much larger and more diversified company. Finally, Parent believed that having a publicly traded stock that directly reflected the results and earnings potential of its self-directed brokerage operations would provide an acquisition currency that could be used for future acquisitions as the self-directed brokerage industry experienced consolidation.

     Since that time, several events described under "Special Factors--Purpose and Structure of the Offer and the Merger; Reasons of Parent for the Offer and the Merger" have occurred that caused Parent to re-evaluate the benefits of continuing to operate the Company as a publicly traded company. Beginning in the spring of 2001, Parent began a reassessment of the Company's operations and future strategy and how that related to Parent's operating strategies and business plans.

     In April 2001, executives of Parent and the Company, including A. Charles Baillie, Chairman and Chief Executive Officer of Parent, W. Edmund Clark, the President and Chief Operating Officer of Parent, and Stephen D. McDonald, a Vice Chair of Parent and the Chief Executive Officer of the Company, began discussions concerning the advantages and disadvantages of the Company's status as a publicly traded company. Discussions continued on an informal basis until a meeting on June 5, 2001, where executives of Parent and the Company, including Messrs. Baillie, Clark and McDonald, met to discuss in depth the advantages and disadvantages of maintaining the Company as a publicly traded company. Following this meeting and after additional consideration, Parent decided to maintain the status of the Company as a publicly traded company for at least the near term. In weighing the advantages and disadvantages, Parent concluded at that time that, on balance, it was best to keep outstanding the public float with its higher price/earnings multiple. Although the likelihood of using the publicly traded stock as an acquisition currency appeared to be diminishing, Parent opted to preserve that possibility and keep the public float outstanding.

     In August and early September of 2001, during regularly scheduled management meetings, executives of Parent and the Company, including Messrs. Baillie, Clark and McDonald, discussed the various benefits of and impediments to operating the Company's business and Parent's full service brokerage business with a more integrated branding and business approach. On September 6, 2001, the Company's executive management gave a presentation to the Company's board of directors detailing the merits of such an approach. They noted the strength of the Company's brand, the advantages of providing the choice to customers of a self-directed or full-service brokerage and the advantage of simplifying cross-selling opportunities. A discussion ensued, but no decision or recommendation was made by the board of directors of the Company at that time.

     At the same time as the Company was discussing the benefits of and impediments to an integrated approach to the Company's business and Parent's full service brokerage business, executive officers of Parent and the Company, including Messrs. Baillie, Clark and McDonald, again discussed the possibility of a transaction involving the purchase of the remaining outstanding Shares of the Company not owned by Parent and its subsidiaries. In September 2001, Parent retained Morgan Stanley & Co. Incorporated ("Morgan Stanley") as its financial advisor to provide it with financial advice and assistance in connection with the possible acquisition of all of the Shares not already owned by Parent and the Purchaser and its Offer to acquire those Shares. Following internal discussions in September and October of 2001, Parent concluded that the advantages of integrating Parent's and the Company's business more fully had come to outweigh the possible advantages of maintaining a public trading market in the Shares, particularly given that continuing declining trading prices had further decreased the utility of the Shares as an acquisition currency. Consequently, Parent's senior management concluded that as a result of changes both in its own operating strategies and in the operating environment for self-directed brokerage companies, it would be in the best interests of Parent to acquire the publicly held common stock of the Company. These reasons are described in greater detail below under "--Purpose and Structure of the Merger; Reasons of Parent For the Offer and the Merger" and "--Position of Parent and the Purchaser Regarding Fairness of the Offer and the Merger."

     On October 2, 2001, Mr. McDonald called Steven Dodge and Leo Hindery, the two members of the Company's board of directors who have no present or former affiliation with Parent, the Purchaser or the Company except in their capacity as directors of the Company, to inform them that Parent was considering making an offer to acquire all of the Shares not already owned by Parent. Mr. McDonald told Mr. Dodge and Mr. Hindery that Parent expected to formalize its offer at a later date, but would not ask the Company's board of directors or any committee of the board to approve the offer. Mr. McDonald notified the other directors of the Company of Parent's plans with respect to the proposed offer over the next few days.

     In connection with a presentation to Mr. McDonald and David Kay, a Senior Vice President of Parent, on October 4, 2001, and further discussions with Mr. McDonald on October 8, 2001, Morgan Stanley discussed the conclusions derived from its financial analyses. The financial analyses of Morgan Stanley are summarized under "-- Summary of Financial Analyses by Morgan Stanley & Co. Incorporated."

     On October 9, 2001, Parent's and the Purchaser's boards of directors approved this Offer and the proposal to acquire all of the Shares not held by Parent and its subsidiaries and authorized Parent's executive management to determine the final terms and timing of the Offer. Also on October 9, 2001, representatives of Parent advised the Company's board of directors of Parent's intention to commence this Offer and to take the Company private. Parent noted that the final terms of the Offer and the timing of the commencement of the Offer had not been determined by Parent's executive management at that time. Parent indicated that it did not require any approval by the Company's board to commence or complete the Offer or, following completion of the Offer, to acquire the remaining publicly held shares of Company Common Stock through a merger and, accordingly, Parent was not requesting that the Company's board of directors approve these transactions. Parent also indicated that it viewed the Company as an integral component of Parent's long-term growth strategy and accordingly would not consider or participate in any alternative transaction involving any sale of the Company or of Parent's or the Purchaser's interests therein to a third party.

     After the briefing of the Company's board of directors by Parent, the Company's board of directors voted to establish a special committee of the Company's board comprised of Steven Dodge and Leo Hindery, as independent directors (the "Special Committee"). The Special Committee was authorized to consider and recommend to the full board of directors of the Company the actions that the full board should take in connection with the proposed offer by Parent, including a recommendation with respect to the position, if any, that the full board should take in connection with the solicitation/recommendation statement on Schedule 14D-9 required by SEC rules to be filed by the Company. The Special Committee was also authorized to retain independent legal and financial advisors at the Company's expense. Representatives of Parent told the Special Committee that Parent would notify the Special Committee prior to publicly announcing the Offer, which they did on October 10, 2001.

     On October 10, 2001, Parent issued a press release announcing its intention to make the Offer.

PURPOSE AND STRUCTURE OF THE OFFER AND THE MERGER; REASONS OF PARENT FOR THE OFFER AND THE MERGER

     Purpose and Structure. The purpose of the Offer and the Merger is for Parent to increase its ownership of the outstanding Company Common Stock from its current level of approximately 88% to 100%. Upon the consummation of the Merger, the Company will become a wholly owned subsidiary of Parent. The acquisition of Shares not owned by Parent, the Purchaser or their subsidiaries has been structured as a cash tender offer followed by a cash merger in order to effect a prompt and orderly transfer of ownership of the Company from the public stockholders to Parent and provide stockholders with cash for all of their Shares as promptly as practicable.

     Reasons for the Transactions. Since the Company's initial public offering in 1999, several events have occurred that caused Parent to re-evaluate the benefits of continuing to operate the Company as a publicly traded company.

     First, Parent's strategy has evolved to focus more on the integrated delivery of financial services in order to meet customer demands for integrated broad-based services, which demands have increased since the Company's initial public offering and which Parent expects will continue to increase in the future. Parent believes that by making the Company a wholly owned subsidiary again, it will have greater operating flexibility to make the Company an integral component of this strategy. The Company has become a key element of Parent's overall retail strategy, particularly outside of Parent's home market of Canada. The important position of the Company within Parent's strategic plans has been complicated by the constraints, including regulatory limitations and other considerations of a public company, related to the operation of Parent and the Company as separate companies with independent stockholder bases. Returning the Company to its status as a wholly owned subsidiary of Parent will reduce these complications and allow Parent to execute its strategy for all members of its corporate group more efficiently and to meet customer needs more effectively.

     Second, the decline in the Company's stock price has substantially reduced the desirability of using the Company Common Stock as an acquisition currency in future business combinations. Additionally, the decline in the Company's stock price has adversely affected the functioning of its management compensation and retention plans, which are based in large part on the performance of the Company Common Stock. Parent believes that if actions are not taken to deal with this issue it may become increasingly difficult to attract and retain key management in the future. This decline in the Company's stock price has occurred in the context of substantial deterioration in the operating environment for self-directed brokerage companies over the past year, with major declines in all market indexes and heightened market volatility leading to large drops in daily trading volume, the amount of outstanding margin loans and the value of customer assets both for the Company and for all its principal competitors. These trends have been exacerbated by a deteriorating economic environment in the United States as well as the other countries in which the Company operates. Although the Company has taken aggressive steps to meet these challenges and better position itself for long-term growth, its earnings have continued to be adversely impacted by these events and its stock price has continued to decline, reflecting the weakening long-term growth prospects for its industry.

     Parent determined that the acquisition of the publicly held Shares would be approximately 1% dilutive to Parent's 2002 earnings but would provide Parent with additional flexibility in the management of its capital. As a wholly owned subsidiary of Parent, the Company would also have much greater flexibility to make acquisitions using Parent's common shares or cash provided by Parent. In addition, causing the Company to be privately held would reduce management's commitment of resources with respect to procedural and compliance requirements of a public company and would reduce costs associated with the Company's reporting requirements under U.S. and Canadian securities laws. There are also expected to be some savings in Canada on the payment of goods and services tax and payments for inter-company services.

     Parent has concluded that the Offer and the Merger, including the $9.00 per Share in cash to be received by stockholders of the Company (other than Parent and the Purchaser), are fair to the holders of the Shares (other than Parent and the Purchaser) based upon the factors described below under "--Position of Parent and the Purchaser Regarding Fairness of the Offer and the Merger."

POSITION OF PARENT AND THE PURCHASER REGARDING FAIRNESS OF THE OFFER AND THE MERGER

     The rules of the SEC require Parent and the Purchaser to express their belief as to the fairness of the Offer and the Merger to stockholders of the Company who are not affiliated with Parent and the Purchaser.

     Parent and the Purchaser believe that the consideration to be received by the Company's stockholders (other than Parent and the Purchaser) pursuant to the Offer and the Merger is fair to the Company's stockholders (other than Parent and the Purchaser). Parent and the Purchaser base their belief on the following factors, each of which, in their judgment, supported their views as to the fairness of the Offer and the Merger:

          (i) The historical and forecasted financial performance of the Company, including the financial forecasts prepared in and dated as of September/October 2001 (the "Fall 2001 Forecasts") for the fourth quarter of fiscal year 2001 and for fiscal years 2002 and 2003, which were prepared by the Company as part of its normal operations (see "The Tender Offer--Section 7. Certain Information Concerning the Company--Certain Forecasted Financial Data"), as well as the current and anticipated operating environment and market conditions for self-directed brokerage companies. Parent noted that over the past year the volatile and deteriorating stock market and economic conditions had led to substantial decreases in the Company's revenues and operating performance, and had resulted in the Company's first-ever quarterly loss, on a reported basis, in its fiscal quarter ended July 31, 2001 (including restructuring charges). Parent also noted that the Fall 2001 Forecasts were materially lower than the current consensus analysts' estimates which, based on typical updating cycles for analysts, would be lowered by the analysts when the Company reported earnings for the quarter. Parent assumed that the trading prices for the Shares would be likely to fall further in response to such revisions.

          (ii) The fact that the Offer Price was within or exceeded the range of implied offer prices suggested by the Morgan Stanley financial analyses. See "--Background of the Offer" and "--Summary of Financial Analyses by Morgan Stanley & Co. Incorporated."

          (iii) Parent's view that the decline in the trading prices of the Shares over the past year--which mirrors the decline in the stock prices of the Company's principal competitors--reflects broader adverse market trends and weakening long-term growth prospects affecting all companies in this sector, including a substantial decrease in retail investor activity. This has resulted in sharp drops in trading volume, much lower levels of outstanding margin loans, declining active account growth, and large decreases in the value of assets held for customers. Parent noted, for example, that the Company's most recently reported monthly activity results (for August 2001) showed that total customer assets, total average trades per day, new accounts opened and outstanding month-end margin loans decreased by 26%, 44%, 41% and 51%, respectively, from August 2000. In addition, Parent does not believe that the stock market and financial conditions on which the Company's business model was based at the time it went public in 1999 are likely to return in the foreseeable future or that any new business model based on current and foreseeable market conditions and trends would support the valuations ascribed to the Company at the time of its initial public offering (see "The Tender Offer--Section 7. Certain Information Concerning the Company--Certain Forecasted Financial Data").

          (iv) The fact that the consideration to be paid in the Offer represents a 45% premium over the reported closing sale price of the Shares on the New York Stock Exchange, Inc. (the "NYSE") on October 9, 2001, the last trading day prior to the date on which Parent's intention to make the Offer was announced, and a premium of approximately 42% over the 30-day average closing sale price on the NYSE and approximately 23% over the 60-day average closing sale price.

          (v) The fact that the consideration to be paid in the Offer represents a multiple of 1.54 times the Company's October 31, 2000 book value per share.

          (vi) The fact that the Offer and the Merger will each provide consideration to the stockholders of the Company (other than Parent and the Purchaser) entirely in cash.

          (vii) The fact that the Offer and the Merger will provide liquidity for public stockholders whose ability to sell their Shares is adversely affected by the limited trading volume and low public float in the Shares.

          (viii) The fact that each Company stockholder will be able to decide voluntarily whether or not to tender such stockholder's Shares in the Offer, and if such stockholder elects not to tender, he or she will receive exactly the same type and amount of consideration in the Merger which is expected to follow completion of the Offer. In addition, stockholders who do not tender their Shares in the Offer would be entitled, upon consummation of the Merger following completion of the Offer, to exercise Delaware statutory appraisal rights in the Merger, which allow stockholders to have the fair value of their Shares determined by the Delaware Chancery Court and paid to them in cash.

     Neither Parent nor Purchaser considered the Company's previous financial forecasts prepared in and dated as of March 2001 (the "Spring 2001 Forecasts" and, together with the Fall 2001 Forecasts, the "Company Forecasts") for fiscal years 2001-2004, as they believed the Spring 2001 Forecasts no longer represented an accurate basis for forecasting the future performance of the Company, for the reasons described in "The Tender Offer--Section 7. Certain Information Concerning the Company--Certain Forecasted Financial Data."

     Parent and the Purchaser noted that the Offer Price represented a slight premium to the 120-day average closing price and a 25% discount to the 360-day average closing price for the Shares. However, Parent and the Purchaser did not believe these comparisons were meaningful because of the fundamental changes that had occurred in the operating environment for self-directed brokerage companies during the course of this year, which was reflected in the trading prices for the Company Common Stock as well as for its competitors.

     Neither Parent nor the Purchaser found it practicable to assign, nor did either of them assign, relative weights to the individual factors considered in reaching their conclusion as to fairness. The liquidation of the Company's assets was not considered to be a viable course of action based on Parent's desire for the Company to continue to conduct its business as a subsidiary of Parent and remain an integral component of Parent's overall strategy. Therefore, no appraisal of liquidation value was sought for purposes of valuing the Shares. In addition, Parent is not aware of any offer made during the last two years for the Company, thus no comparison of the Offer Price was made to any such offer.

     Parent's and Purchaser's consideration of the factors described in (i),
(ii) and (iii) above reflect their assessment of the fairness of the Offer Price to the Company's unaffiliated stockholders in relation to the going concern value of the Company.

     Neither the Offer nor the Merger are conditioned on the approval of a majority of the stockholders not affiliated with Parent, nor have these transactions been approved, as of the date of this Offer to Purchase, by the Company's board of directors or any committee of the board. As described above under "--Background of this Offer," the Company's board has established a Special Committee of independent directors to consider and recommend to the full board the actions it should take in connection with the Offer, including a recommendation with respect to the position, if any, that the full board should take in connection with the solicitation/recommendation statement required to be filed on Schedule 14D-9 by the Company.

     The foregoing discussion of the information and factors considered and given weight by Parent and the Purchaser is not intended to be exhaustive but is believed to include all material factors considered by Parent and the Purchaser.

     Parent and the Purchaser's views as to the fairness of the Offer to stockholders of the Company should not be construed as a recommendation to any stockholder as to whether that stockholder should tender such stockholder's Shares in the Offer.

SUMMARY OF FINANCIAL ANALYSES BY MORGAN STANLEY & CO. INCORPORATED

     In connection with its consideration of the potential acquisition of the outstanding Company Common Stock not owned by Parent and its affiliates, Parent engaged Morgan Stanley as its financial advisor.

     Parent selected Morgan Stanley to act as Parent's financial advisor based on Morgan Stanley's qualifications, expertise and reputation and its knowledge of the business and affairs of Parent and the Company. In connection with the transaction, Morgan Stanley supplied certain financial analyses to the senior management of Parent.

     The financial analyses performed by Morgan Stanley were for the purpose of assisting Parent in assessing the financial and strategic implications of a potential transaction involving the Company as well as a range of prices to bid for the Shares. Parent did not request, and Morgan Stanley did not provide to Parent or the Purchaser or any other stockholders of the Company, any opinion as to the fairness of the Offer Price, any price to be paid in the Merger or any appraisal or other valuation of the Company's assets. In addition, Morgan Stanley was not provided with any valuation or appraisal of the Company's assets.

     The following is a summary of the material financial analyses performed by Morgan Stanley for senior management of Parent. However, it does not purport to be a complete description of the financial analyses performed by Morgan Stanley or of its presentation to Parent's senior management. In addition, the following summaries of analyses include information in tabular format. The tables should be read together with the text of each summary.

OCTOBER 4 PRESENTATION

     As part of its presentation to senior management of Parent on October 4, 2001, Morgan Stanley provided Parent with a list of certain institutional stockholders of the Company and certain qualitative factors that might be considered in determining the pricing parameters for a transaction. These factors were intrinsic valuation, recent trading/market events, and other considerations/tactics.

     In addition, Morgan Stanley provided a trading and pricing matrix, showing the premium or discount to the price per share of Company Common Stock based on various illustrative purchase prices per share of Company Common Stock. The matrix sets forth various illustrative transaction prices and the premium of such prices to the October 3, 2001 closing market price, the one month prior closing market price, the 52-week high market price, the 52-week low market price, the all-time high market price, the 30 day average closing market price, the 60 day average closing market price, the 120 day average closing market price, and the 360 day average closing market price and such prices as a multiple of the latest publicly available street cash research estimates, for fiscal year 2001 and fiscal year 2002 as well as the latest twelve months (to July 2001) revenues of the Company. The trading and pricing matrix is set forth below:

                                                   PREMIUM/DISCOUNT TO PRICE PER SHARE
                       --------------------------------------------------------------------------------------------

EQUITY VALUE            CURRENT    ONE MONTH   52-WEEK   52-WEEK   ALL-TIME   30 DAY    60 DAY    120 DAY   360 DAY
PER SHARE              MARKET(1)     PRIOR      HIGH       LOW       HIGH     AVERAGE   AVERAGE   AVERAGE   AVERAGE
------------           ---------   ---------   -------   -------   --------   -------   -------   -------   -------
                         $6.37       $8.13     $19.19     $5.48     $26.13     $6.69     $7.65     $9.08    $12.06
 $6.50...............      2.0%      (20.0)%    (66.1)%    18.6%     (75.1)%    (2.8)%   (15.0)%   (28.4)%   (46.1)%
  6.75...............      6.0       (17.0)     (64.8)     23.2      (74.2)      1.0     (11.8)    (25.7)    (44.0)
  7.00...............      9.9       (13.9)     (63.5)     27.2      (73.2)      4.7      (8.5)    (22.9)    (41.9)
  7.25...............     13.8       (10.8)     (62.2)     32.3      (72.2)      8.4      (5.2)    (20.2)    (39.9)
  7.50...............     17.7        (7.7)     (60.9)     36.9      (71.3)     12.2      (2.0)    (17.4)    (37.8)
  7.75...............     21.7        (4.7)     (59.6)     41.4      (70.3)     15.9       1.3     (14.7)    (35.7)
  8.00...............     25.6        (1.6)     (58.3)     46.0      (69.4)     19.6       4.6     (11.9)    (33.6)
  8.25...............     29.5         1.5      (57.0)     50.5      (68.4)     23.4       7.8      (9.1)    (31.6)
  8.50...............     33.4         4.6      (55.7)     55.1      (67.5)     27.1      11.1      (6.4)    (29.5)
  8.75...............     37.4         7.6      (54.4)     59.7      (66.5)     30.9      14.4      (3.6)    (27.4)
  9.00...............     41.3        10.7      (53.1)     64.2      (65.6)     34.6      17.6      (0.9)    (25.3)
  9.25...............     45.2        13.8      (51.8)     68.8      (64.6)     38.3      20.9       1.9     (23.3)
  9.50...............     49.1        16.9      (50.5)     73.4      (63.6)     42.1      24.2       4.6     (21.2)
  9.75...............     53.1        19.9      (49.2)     77.9      (62.7)     45.8      27.4       7.4     (19.1)
 10.00...............     57.0        23.0      (47.9)     82.5      (61.7)     49.6      30.7      10.1     (17.1)

                            PRICE AS A MULTIPLE OF
                       ---------------------------------
                        STREET CASH EARNINGS      LTM
EQUITY VALUE           ----------------------   REVENUES
PER SHARE                 2001E       2002E       $BN
------------           -----------   --------   --------
                          $98.4       $143.8     $1.25
 $6.50...............      25.0x        17.1x      2.0x
  6.75...............      26.0         17.8       2.0
  7.00...............      26.9         18.4       2.1
  7.25...............      27.9         19.1       2.2
  7.50...............      28.8         19.7       2.3
  7.75...............      29.8         20.4       2.4
  8.00...............      30.8         21.1       2.4
  8.25...............      31.7         21.7       2.5
  8.50...............      32.7         22.4       2.6
  8.75...............      33.7         23.0       2.7
  9.00...............      34.6         23.7       2.7
  9.25...............      35.6         24.3       2.8
  9.50...............      36.5         25.0       2.9
  9.75...............      37.5         25.7       3.0
 10.00...............      38.5         26.3       3.0

------------

(1) Market information as of 10/03/01

ADDITIONAL FINANCIAL ANALYSES

     Morgan Stanley also performed the following analyses in connection with its discussions with senior management of Parent.

     Comparable Companies Analysis. Morgan Stanley selected the following publicly traded companies engaged in discount or regional brokerage businesses, which for purposes of this analysis Morgan Stanley judged to be comparable to that of the Company:

     Discount Brokerage
     - Charles Schwab
     - E*Trade
     - Ameritrade

     Regional Brokerage
     - A.G. Edwards
     - Raymond James

     For each of these selected companies and the Company, where the data was available and meaningful, Morgan Stanley calculated a set of multiples based on the October 5, 2001 closing NYSE and Nasdaq market prices of the selected companies and the Company. This comparable companies analysis included aggregate value (which is market equity value plus long-term indebtedness less cash) divided by last twelve months revenue (ending at each company's prior fiscal quarter close for which information was available), price to cash earnings per share for the latest twelve months (ending at each company's prior fiscal quarter close for which information was available), price to calendar year 2001 earnings estimates using publicly available cash research estimates for the Company and I/B/E/S estimates for the selected companies, price to calendar year 2002 earnings estimates using publicly available cash research estimates for the Company and I/B/E/S estimates for the selected companies, price to active accounts as of the most recent fiscal quarter, price to customer assets as of the most recent fiscal quarter and price to cash operating income before tax and before marketing (PBTBM) for the latest twelve months (ending at each company's prior fiscal quarter close for which information was available).

     The following table presents with respect to this analysis the comparison of the Company to the median and means of such analysis for the comparable companies.

                                          PRICE/CASH EPS                 PRICE
                                     -------------------------    --------------------    PRICE/CASH
                       AGG. VAL./                                  ACTIVE     CUSTOMER      PBTBM
                        REVENUES     LTM    CY2001E    CY2002E    ACCOUNTS     ASSETS        LTM
                          LTM         X        X          X          $           %            X
                       ----------    ---    -------    -------    --------    --------    ----------
Company..............     1.8        19.4    27.5       17.8        756.6       1.8           8.2
Discount brokerage
  Mean...............     2.2        NM        NM       21.9      1,013.1       2.9           9.3
  Median.............     2.0        NM        NM       23.6        567.5       2.9           9.6
Regional brokerage
  Mean...............     1.1        13.7    13.7       13.8           NA        NA           6.4
  Median.............     1.1        13.7    13.7       13.8           NA        NA           6.4

     As a result of this analysis and by adding a range of minority buyout premiums from 10% to 30%, Morgan Stanley derived a range of implied offer prices per Share of $6.50 to $8.50.

     No company utilized in the peer group comparison analysis is identical to the Company. In evaluating the peer group, Morgan Stanley made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company and the peer group. These other matters include the impact of competition on the business of the Company and the peer group and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company and the peer group or in the industry or financial markets in general. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using peer group data.

     Precedent Premiums Paid in Buyout Transactions. Morgan Stanley analyzed all US public company target minority buyout transactions as reported by Securities Data Corporation since 1996 having a deal value of $100 million or more and, among those deals, all those in which the acquiror had greater than 80% initial ownership and minority buyout transactions having a value between $300 million and $500 million and, among those deals, all those in which the acquiror had greater than 80% initial ownership.

     Morgan Stanley calculated the median and mean premiums to closing market prices for one day and one month prior to announcement.

     The following table presents the results of this analysis.

                                                             MEDIAN PREMIUM       MEAN PREMIUM
                                                            ----------------    ----------------
                                                   # OF     1 MONTH    1 DAY    1 MONTH    1 DAY
                                                   DEALS       %         %         %         %
                                                   -----    -------    -----    -------    -----
All deals >$100MM
  All deals......................................   64       31.3      22.1      46.1      36.2
  >80% initial ownership.........................   19       35.1      19.7      35.6      28.6
Between $300MM and $500MM
  All deals......................................   16       18.9      15.7      33.3      31.4
  >80% initial ownership.........................    3       14.3      13.5      26.8      22.8

     As a result of this analysis, Morgan Stanley derived a range of implied offer prices per Share of $8.50 to $9.50.

     Precedent Premiums Paid in Buyout Transactions in the Financial Services Industry Analysis. Morgan Stanley analyzed certain information relating to the 14 buyout transactions listed as financial services industry transactions by Securities Data Corporation announced since August 1996 greater than $100 million in size.

     For each of the transactions, Morgan Stanley calculated the mean and median of transaction price per share premium or discount to the closing market price one day prior and the closing market price one month prior to the date of announcement.

     The following table presents the means and medians derived from this analysis.

                                PREMIUM TO
                            ------------------
                            ONE DAY    1 MONTH
                             PRIOR      PRIOR
                               %          %
                            ------------------
Mean......................   28.2       30.2
Median....................   17.9       27.0

     As a result of this analysis, Morgan Stanley derived a range of implied offer prices per Share of $8.00 to $9.00.

     Precedent Brokerage M&A Comparables. Morgan Stanley analyzed certain publicly available information relating to 11 selected transactions in the brokerage industry announced since August 1997.

     For each of the selected transactions, Morgan Stanley calculated the transaction value as a multiple of latest twelve month revenues and latest twelve month cash earnings and as a percentage of customer assets.

     The following table presents the means and medians derived from this analysis.

                                          DEAL VALUE
                               --------------------------------
                                 LTM       LTM CASH    CUSTOMER
                               REVENUES    EARNINGS     ASSETS
                                  X           X           %
                               --------------------------------
Mean.........................    1.7         13.4        2.8
Median.......................    1.6         15.3        2.3

     As a result of this analysis, Morgan Stanley derived a range of implied offer prices per Share of $5.00 to $7.75.

     No transaction utilized as a comparison in this or either of the preceding precedent analyses is identical to the Offer or the Merger. In evaluating the precedent transactions, Morgan Stanley made judgments and assumptions with regard to the Company's performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. These other matters include the impact of competition on the Company and the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of the Company or in the industry or financial markets in general. Mathematical analysis, such as determining the mean or median, is not in itself a meaningful method of using precedent transaction data.

     Discounted Dividend Analysis. Morgan Stanley performed a discounted dividend analysis on the Company using the Fall 2001 Forecasts. Morgan Stanley calculated estimated net income in years 2001 through 2007 using the Fall 2001 Forecasts through 2003 and thereafter applying an earnings growth rate of 15%, consistent with research long term growth rate estimates. Annual dividends were calculated as being equal to all capital in excess of that required to maintain a tangible equity to tangible assets ratio of 10%. Morgan Stanley calculated implied per share values of Company Common Stock by adding up the annual dividends paid through 2006 and applying forward year net income multiples ranging from 10.0x to 14.0x for terminal year 2007. These terminal values were then discounted to present value using discount rates ranging from 11.0% to 16.0%.

     Such analysis yielded a range of implied standalone values per share of Company Common Stock of $5.18 to $6.98 and by adding a range of minority buyout premiums from 10% to 30%, a range of implied offer prices per Share of $6.50 to $8.50.

     The preceding discussions are summaries of the financial analyses performed by Morgan Stanley in connection with its presentation to the senior management of Parent and other financial analyses performed by Morgan Stanley, but they do not purport to be a complete description of the analyses performed by Morgan Stanley or of its presentation to the senior management of Parent. The preparation of financial analyses, including the derivation of implied ranges of offer prices per Share, is a complex process involving subjective judgments (including Morgan Stanley's knowledge of transactions and its understanding of Parent's business objectives) and is not necessarily susceptible to partial analysis or summary description. Morgan Stanley believes that its analyses, and the summary set forth above, must be considered as a whole, and that selecting portions of the analyses considered by Morgan Stanley, without considering all of the analyses, could create a misleading or incomplete view of the processes underlying the analyses conducted by Morgan Stanley.

     Morgan Stanley is an internationally recognized full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking, financing and financial advisory services. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for Parent and have received customary fees for rendering of these services. In the ordinary course of its trading, brokerage and financing activities, Morgan Stanley or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions for its own account, or the accounts of customers, in debt or equity securities or senior loans of the Company, Parent or any other company that may be involved in the Offer and the Merger.

     Pursuant to an engagement letter dated September 24, 2001, Parent has agreed to pay Morgan Stanley an announcement fee of $750,000, a tender fee of $750,000 if the Purchaser accepts the Shares tendered and a transaction fee of $2.25 million upon the effectiveness of the Merger, against which the announcement fee and the tender fee paid will be credited. In the event that the Offer and the Merger are not completed on the terms contained in this Offer to Purchase, additional fees may be payable by Parent to Morgan Stanley. Parent has also agreed to reimburse Morgan Stanley for its expenses incurred in performing its services and to indemnify Morgan Stanley and its affiliates, their respective directors, officers, agents and employees and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including certain liabilities under federal securities laws, related to or arising out of Morgan Stanley's engagement and any related transactions.

     As described above, Morgan Stanley's presentation to the senior management of Parent and other financial analyses were among many factors taken into consideration by Parent in making its determination to proceed with the Offer and the Merger. Copies of Morgan Stanley's foregoing analyses are included as exhibits to the Tender Offer Statement on Schedule TO filed by Parent and the Purchaser with the SEC and Canadian Securities regulators in connection with the Offer, of which this Offer to Purchase is a part, and the foregoing summary is qualified by reference to those exhibits. A copy of Morgan Stanley's analyses will be made available for inspection and copying at the principal offices of Parent during regular business hours.

THE MERGER; PLANS FOR THE COMPANY AFTER THE OFFER AND THE MERGER; CERTAIN EFFECTS OF THE OFFER

     If the Offer is successfully completed, Parent and its subsidiaries, including the Purchaser, will collectively own at least 90% of the outstanding Shares. Parent currently intends to thereupon contribute the Shares it owns to the Purchaser and to cause the Purchaser to effect the Merger. The Merger is currently expected to occur as soon as possible after completion of the Offer. After the Merger, the Company would be owned exclusively by Parent. Under the DGCL, if the Purchaser owns at least 90% of the outstanding Shares, the Purchaser would have the power to consummate the Merger without a vote of or prior notice to the Company's stockholders or board of directors.

     If, after the Offer is completed but prior to consummation of the Merger, the aggregate ownership by Parent and its subsidiaries, including the Purchaser, of the outstanding Shares should fall below 90% due to the exercise of outstanding options to acquire Shares or for any other reason, the Purchaser may decide to acquire additional Shares on the open market or in privately negotiated transactions to the extent required for such ownership to equal or exceed 90%. Any such purchases would be made at market prices or privately negotiated prices at the time of purchase, which may be higher or lower than or the same as the Offer Price. In addition, or alternatively, Parent and its affiliates may elect to exchange some of the Exchangeable Preference Shares they hold for shares of Company Common Stock, as permitted by the terms of those securities.

     Except as otherwise described in this Offer to Purchase, Parent has no current plans or proposals or negotiations which relate to or would result in:
(i) an extraordinary corporate transaction, such as a merger (other than the Merger), reorganization or liquidation involving the Company; (ii) any purchase, sale or transfer of a material amount of assets of the Company; (iii) any material change in the Company's present dividend rate or policy; (iv) any change in the management of the Company (other than Parent's intention to appoint a board of directors comprised solely of members of the Company's and Parent's management after the Merger) or any change in any material term of the employment contract of any executive officer; or (v) any other material change in the Company's corporate structure or business.

     In connection with the Offer and the Merger, Parent expects to review the Company and its assets, corporate structure, capitalization, operations, properties, policies, management and personnel to determine what changes, if any, would be desirable following the Merger in order to best organize and integrate the activities of the Company and Parent. Parent expressly reserves the right to make any changes that it deems necessary or appropriate in light of its review or in light of future developments. In addition, Parent and the Company regularly review acquisition opportunities in the financial services industry and may pursue such opportunities when appropriate.

     As a result of the Offer, the direct and indirect interest of Parent in the Company's net book value and net earnings will increase to the extent of the number of Shares acquired under the Offer. Following consummation of the Merger, Parent's indirect interest in such items will increase to 100% and Parent and its subsidiaries will be entitled to all benefits resulting from that interest, including all income generated by the Company's operations and any future increase in the Company's value. Similarly, Parent will also bear the risk of losses generated by the Company's operations and any decrease in the value of the Company after the Merger. Upon consummation of the Merger, the Company will become a privately held corporation. Accordingly, former stockholders will not have the opportunity to participate in the earnings and growth of the Company after the Merger and will not have any right to vote on corporate matters. Similarly, former stockholders will not face the risk of losses generated by the Company's operations or decline in the value of the Company after the Merger. Based on the Company's results for the fiscal year ended October 31, 2000, upon the completion of the Merger, Parent's beneficial interest in the Company's net book value and net earnings would have increased from 89.0% (on a fully-diluted basis) to 100% or by approximately $244.6 million and $23.1 million, respectively.

     Parent believes that the employees of the Company are an important asset to the business and operations of the Company. Parent understands that retention incentives will be necessary to encourage employees to remain with the Company following completion of the Offer and the Merger, and plans to work with management of the Company to minimize disruption to the Company's workforce.

CONDUCT OF THE COMPANY'S BUSINESS IF THE OFFER IS NOT COMPLETED

     If the Offer is not completed because the Minimum Condition or another condition is not satisfied or waived, Parent and the Purchaser expect that the Company's current management will continue to operate the Company's business substantially as presently operated. However, Parent and the Purchaser anticipate that if the Offer is not completed, Parent and the Purchaser will re-evaluate the role of the Company within the overall reorganization strategy being pursued by Parent. In particular, Parent and the Purchaser may consider:

      -- engaging in open market or privately negotiated purchases of Shares and/or exchanging some of the Exchangeable Preference Shares held by Parent and its affiliate for Shares to increase Parent's and its subsidiaries' aggregate ownership of the Shares to at least 90% of the then outstanding Shares and then effecting a short-form merger;

      -- proposing that the Purchaser and the Company enter into a merger agreement, which would require the approval of the Company's board of directors and the vote of the Purchaser's Shares in favor of that merger; or

      -- keeping outstanding the public minority interest in the Company, in which case the public stockholders of the Company would receive no cash for their Shares and would bear the risk that the trading price per Share could decline to a price that is less than the Offer Price.

     If Parent and the Purchaser were to pursue any of these alternatives, it might take considerably longer for the public stockholders of the Company to receive any consideration for their Shares (other than through sales in the open market) than if they had tendered their Shares in the Offer. Any such transaction may result in proceeds per Share to the public stockholders of the Company that are more or less than or the same as the Offer Price.

APPRAISAL RIGHTS

     Holders of Shares do not have appraisal rights in connection with the Offer. However, if the Merger is consummated following completion of the Offer, each holder of Shares who has not tendered his or her Shares in the Offer and who properly demands an appraisal of his or her shares under Section 262 of the DGCL ("Section 262") will be entitled, in lieu of receiving the Merger consideration, to an appraisal by the Delaware Court of Chancery of the fair value of his or her Shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with a fair rate of interest, if any, to be paid from the date of the Merger. In determining such fair value, the Court may consider all relevant factors. The value so determined could be more or less than or the same as the consideration to be paid in the Offer and the Merger. Any judicial determination of the fair value could be based upon considerations other than or in addition to the market value of the Shares, including, among other things, asset values and earning capacity.

     Since holders of Shares do not have appraisal rights in connection with the Offer, no demand for appraisal under Section 262 should be made at this time. Not later than ten days following the effective date of the Merger, the surviving corporation in the Merger will notify the record holders of Shares as of the effective date of the Merger of the consummation of the Merger and of the availability of and procedure for demanding appraisal rights.

     If any holder of Shares who demands appraisal under Section 262 fails to perfect, or effectively withdraws or loses his or her right to appraisal as provided in the DGCL, the Shares of such stockholder will be converted into the Merger consideration, without interest thereon. Neither Parent nor the Purchaser intends to obtain counsel or appraisal services for unaffiliated stockholders of the Company.

     The foregoing discussion is not a complete statement of law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which is attached as Schedule D to this Offer to Purchase.

TRANSACTIONS AND ARRANGEMENTS CONCERNING THE SHARES

     Except as set forth above under "Introduction" or on Schedule B hereto, none of Parent or the Purchaser, or to the best of their knowledge, any person listed in Schedule A hereto or any associate or majority owned subsidiary of any of the foregoing, beneficially owns any Shares.

     Other than ordinary course purchases or sales under the 1999 TD Waterhouse Group, Inc. Stock Incentive Plan, the TD Waterhouse Holdings, Inc. Associate Stock Compensation Plan, the TD Waterhouse Holdings, Inc. 401(k) Plan, the TD Waterhouse Holdings, Inc. Profit Sharing Plan, the TD Waterhouse Investor Services (Canada) Inc. Deferred Incentive Program and the TD Waterhouse Special Incentive Program (collectively, the "Company Plans") and Parent's Employee Savings Plan, no transactions in the Shares have been effected during the past 60 days by Parent or the Purchaser or, to the best of their knowledge, any associate or majority owned subsidiary of Parent or the Purchaser, the Company, any of the Company Plans or Parent's Employee Savings Plan or any person listed in Schedule A hereto.

     Except as set forth in this Offer to Purchase, including Schedule C hereto, no purchases of Shares were made by Parent or the Purchaser during the past two years.

     Except as set forth in this Offer to Purchase, none of Parent, the Purchaser or, to the best of their knowledge, any person listed in Schedule A hereto, is a party to any contract, arrangement, understanding or relationship with any other person relating, directly or indirectly, to, or in connection with, the Offer with respect to any securities of the Company (including, without limitation, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any such securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations). Certain directors and executive officers of Parent and the Purchaser, by virtue of their positions as directors or employees of the Company, participate in the Company Plans pursuant to the terms of those plans. Except as described in this Offer to Purchase, there have been no negotiations, transactions or material contacts during the past two years concerning a merger, consolidation, or acquisition, a tender offer for or other acquisition of any securities of the Company, an election of directors of the Company, or a sale or other transfer of a material amount of assets of the Company, between Parent or the Purchaser or any of their subsidiaries or to the best of their knowledge, any person listed in Schedule A hereto, on the one hand, and the Company or any of its affiliates, on the other hand. Neither Parent nor the Purchaser has made any underwritten public offering of the Shares during the past three years that was (i) registered under the Securities Act of 1933 or (ii) exempt from registration under the Securities Act of 1933 pursuant to Regulation A thereunder.

     To the best of Parent's and the Purchaser's knowledge, all of the directors and executive officers of the Company who are also directors or executive officers of either Parent or the Purchaser, other than those individuals, if any, for whom the tender of Shares could cause them to incur liability under the provisions of the Exchange Act of 1934 (the "Exchange Act"), or to the extent their Shares are restricted shares, currently intend to tender all Shares owned by them pursuant to the Offer. As of the date hereof, Parent and the Purchaser do not know whether or not any other executive officer or director of the Company intends to tender Shares owned by them pursuant to the Offer. To the best of Parent's and the Purchaser's knowledge, none of the Company, its executive officers, directors or affiliates has made any public recommendation with respect to the Offer.

RELATED PARTY TRANSACTIONS

     The Company and certain of its affiliates, directors and executive officers have engaged in certain transactions and are parties to certain arrangements with Parent, the Purchaser and certain of their affiliates, directors and executive officers. Information regarding these transactions, including the amounts involved, is set forth below and in note 15 to the consolidated financial statements included in the Company's Annual Report to Stockholders for the fiscal year ended October 31, 2000. This document is incorporated by reference in this Offer to Purchase, and a copy may be examined at or obtained from the SEC and the NYSE in the manner set forth below. See "The Tender
Offer -- Section 7. Certain Information Concerning the Company -- Available Information."

CERTAIN TRANSACTIONS BETWEEN PARENT AND THE COMPANY

     Parent provides services to the Company's Canadian operations, such as office space, equipment purchase and maintenance, human resources and employee pension and benefits, audit, tax planning and reporting, legal, compliance, banking, risk management, telecommunications, technology research and development. The Company's subsidiary, TD Waterhouse Investor Services (Canada), Inc. ("TD Waterhouse Canada"), provides clearing services to Parent at commercial rates. Parent, as the Company's affiliate, provides banking products and services to the Company's Canadian customers. TD Waterhouse Canada pays Parent a referral fee for account administration support provided by Parent's retail bank branches. Both the Company and Parent continue to make available to each other those personnel who provided executive and support services to each other prior to the reorganization by Parent of its self-directed brokerage operations into the Company in 1999 in connection with its initial public offering (the "Reorganization").

     In addition, National Investor Services Corp., a subsidiary of the Company, provides clearing services to a U.S. affiliate of Parent and receives clearing fees at rates approximating those charged to third-party introducing brokers.

     Parent believes the fees and other amounts paid by and to Parent under the above arrangements approximate the amounts that would be paid if such arrangements were provided by unaffiliated third parties.

     Master Services Agreement. In connection with the Reorganization, Parent and the Company entered into an inter-company master services agreement with respect to services provided by Parent to the Company (primarily to TD Waterhouse Canada) and vice-versa. The master services agreement provides that such services are provided in exchange for fees which, generally, (1) in the case of services purchased by Parent from third parties for the Company, are based upon the incremental cost charged by such third parties to Parent and (2) in the case of services directly provided by Parent to the Company, are based on estimated or actual cost, including a reasonable allocation of direct and indirect overhead cost incurred by Parent, plus, unless otherwise agreed, a reasonable profit margin. The services are made available on an "as needed" basis. In the performance of these services, Parent from time to time enters into contracts with third parties as the Company's agent. The master services agreement may be terminated by either party on one year's notice. The agreement may also be terminated by either party immediately and without notice in the event that the other party enters into bankruptcy or similar proceedings.

     The purpose of the master services agreement is to ensure that Parent and the Company provide services to each other in the scope and manner which are generally consistent with practices prior to the

Reorganization, having regard to the various assets and employees transferred to the Company pursuant to the Reorganization. The primary services provided by Parent to the Company are described below in more detail.

        Office Space. Parent makes available to the Company's Canadian operations space within certain buildings leased or owned by Parent. The Company is required to indemnify Parent against certain liabilities in respect of the use of this space. In addition, if the Company requests, Parent will enter into leases with third parties as agent for the Company and on the Company's behalf for premises which are solely used for the Company's Canadian operations. The Company is obligated to indemnify Parent in connection with all obligations under these leases.

        Equipment Purchase and Maintenance. Parent purchases on behalf of the Company such equipment, furniture and office supplies as requested by the Company's Canadian operations and, in addition, provides equipment and furniture maintenance services.

        Audit, Tax Planning and Reporting, Legal and Compliance. Parent provides high level tax and internal audit services for TD Waterhouse Canada, and assists in the development of corporate budgets. Parent provides legal services to the Company's non-U.S. operations and, with the office of the General Counsel of the Company, directs legal matters and proceedings of the Company. The employees primarily responsible for TD Waterhouse Canada's compliance functions were transferred to and became employees of TD Waterhouse Canada in the Reorganization. Parent provides management oversight and executive support of compliance functions.

        Banking. Parent provides customary banking services to TD Waterhouse Canada.

        Risk Management. Parent provides high level risk management oversight of the Company's credit, concentration and risk management policies.

        Telecommunications, Technology Research and Development. Parent continues to make available to the Company its in-house technology infrastructure, facilities and expertise, including its applications research and development capabilities.

     Credit Arrangements. Under a separate agreement, which was canceled, Parent made available to TD Waterhouse Canada credit at market rates in the form of a standby subordinated loan facility required for regulatory compliance.

     Securities Trading and Related Issues. Parent, through a subsidiary, provides to TD Waterhouse Canada trade execution for equities and fixed income securities, as well as sales channel access through its retail branch network for new accounts. TD Waterhouse Canada provides clearing and custodial services to Parent's Canadian non-self-directed broker subsidiaries. The Company provides to Parent various management and technology-related support for its securities-related non-self-directed broker businesses.

     Support and Exchange Agreement. As part of the Reorganization, Parent contributed all of the assets and liabilities of its Canadian self-directed brokerage business and certain related businesses to the Company, in return for 36 million Exchangeable Preference Shares. In addition, Purchaser acquired one special voting preferred share of the Company which entitles the holder to an aggregate number of votes equal to the number of outstanding Exchangeable Preference Shares. As part of the arrangement, a Support and Exchange Agreement was entered into, which was amended in April 2000 such that as of the date of this Offer to Purchase the Company, Parent, Purchaser, TD Waterhouse Canada, TD Securities Inc. and CT Financial Services Inc. are parties to the Amended and Restated Support and Exchange Agreement, dated as of April 13, 2000 (the "Support and Exchange Agreement").

     The Exchangeable Preference Shares are currently exchangeable at the option of the holder, as described below, for shares of Purchaser common stock and, in turn, the Purchaser may exchange the Exchangeable Preference Shares on a one-for-one basis for Shares. The Exchangeable Preference Shares, by their terms and together with the special voting preferred share and the Support and Exchange Agreement, are designed to have characteristics equivalent to the Shares. Following successful completion of the Offer and the Merger, Parent currently expects that the Exchangeable Preference Shares will remain outstanding, with any appropriate changes made to their terms in order to maintain the existing rights of the holders.

     In accordance with the Support and Exchange Agreement and the terms of the Exchangeable Preference Shares, the holder is entitled at any time to exchange an Exchangeable Preference Share for one share of Purchaser common stock and Purchaser may then exchange an Exchangeable Preference Share for one Share plus an additional cash amount equivalent to the full amount of all declared and unpaid dividends, if any, on the Exchangeable Preference Share and all dividends and distributions declared on a Share not declared on the Exchangeable Preference Shares with a record date prior to the exchange of the Exchangeable Preference Share.

     The following is a summary description of other material provisions of the Support and Exchange Agreement.

     Under the Support and Exchange Agreement, the Company agreed that:

     - it will not declare or pay dividends on the Shares unless TD Waterhouse Canada has sufficient money or assets or authorized but unissued securities available to enable the due declaration and punctual payment in accordance with applicable law of an equivalent dividend on the Exchangeable Preference Shares, and TD Waterhouse Canada simultaneously declares or pays, as the case may be, an equivalent dividend on the Exchangeable Preference Shares;

     - it will advise TD Waterhouse Canada in advance of the declaration of any dividend on the Shares;

     - it will ensure that the record date for any dividend declared on the Shares is not less than ten business days after the declaration date for such dividend or such shorter period within which applicable law may be complied with;

     - it will take all actions and do all things necessary to ensure that TD Waterhouse Canada is able to perform its obligations in respect of the exchange rights of the Exchangeable Preference Shares; and

     - it will not vote or otherwise take any action or omit to take any action causing the liquidation, dissolution or winding up of TD Waterhouse Canada.

     The Support and Exchange Agreement also provides that without the prior approval of TD Waterhouse Canada and Parent, the Company will not (1) distribute additional Shares or rights, options or warrants to subscribe therefor (except for an issue of Shares to stockholders who exercise an option to receive dividends in the form of Shares), or other securities, property or assets, to all or substantially all holders of Shares by way of stock dividend or other distribution, (2) change any of the rights, privileges or other terms of the Shares or (3) effect a merger, consolidation, reorganization or other transaction affecting the Shares, unless the same or an economically equivalent distribution on or change to the Exchangeable Preference Shares (or in the rights of the holders thereof) is made simultaneously. The rights, privileges, restrictions and conditions attaching to the Exchangeable Preference Shares may be changed only with the approval of holders.

     The special voting preferred share entitles the holder to an aggregate number of votes equal to the number of Exchangeable Preference Shares then outstanding. Except as otherwise provided by law, the holder of the special voting preferred share and the holders of Shares generally shall vote together as one class on all matters submitted to a vote of the Company's stockholders. The consent of the holder of the special voting preferred share is required to effect any amendment or change to the terms of the special voting preferred share which adversely affects any of the rights, powers or preferences of the special voting preferred share. The special voting preferred share is not redeemable or convertible, and it may not be transferred without the approval of the Company's board of directors.

     Acquisition of CT Securities Inc. In April 2000, TD Waterhouse Canada acquired the self-directed brokerage business of CT Financial Services Inc., a subsidiary of Parent, for approximately $96.8 million, which was paid in the form of cash, 3,370,150 Exchangeable Preference Shares issued to Parent, and 17,100 shares of Class B Preferred Stock of TD Waterhouse Canada issued to Parent. The purchase price was determined through negotiations between senior officers of the Company and Parent and was approved by the Company's audit committee composed of independent directors. Parent acquired CT Financial Services Inc. in February 2000 for an aggregate purchase price of approximately Cdn$8 billion.

ADDITIONAL RELATED PARTY TRANSACTIONS

     Arrangements between the Company and TD Waterhouse Bank, N.A. TD Waterhouse Bank, N.A. ("TD Waterhouse Bank") was established in 1994 primarily to offer deposit and loan products and other banking services to the customer base of TD Waterhouse Investor Services, Inc., a Company subsidiary ("TD Waterhouse Investor Services"). Though TD Waterhouse Bank is not owned by the Company, TD Waterhouse Bank, as an affiliated company, continues to provide these banking products and services to the Company's customer base. In addition to providing deposit and loan related products, TD Waterhouse Bank provides the Company with certain support services such as check and debit card processing. The Company in turn provides TD Waterhouse Bank with various marketing and administrative support services. These services include the marketing of TD Waterhouse Bank's Federal Deposit Insurance Corporation ("FDIC") insured deposit accounts and various credit products. The Company also provides TD Waterhouse Bank with various executive and administrative support services, including providing office space, and audit, tax, human resource, employee benefits and legal services. The master services agreement described above includes the provision of these inter-company services.

     Additionally, customers of TD Waterhouse Investor Services may elect to sweep the excess cash balances held in their brokerage accounts into an FDIC-insured money market account offered by TD Waterhouse Bank. In connection with this arrangement, the Company receives as compensation a fee based on the average daily cash balance that its customers maintain at TD Waterhouse Bank.

     TD Waterhouse Asset Management, Inc. ("TDWAM") acts as investment advisor and provides various administrative and shareholder services to a series of proprietary mutual funds sponsored by the Company. TDWAM receives fees from the funds, based primarily on the average daily net asset value of the funds but may, at its discretion, choose to waive all or a portion of the fees at any time. TDWAM also provides investment advisory services to TD Waterhouse Bank with respect to TD Waterhouse Bank's investments in fixed income securities, and receives fees based on the market value of the assets under management.

     Tax-Sharing Agreement. The Company is currently included in the Purchaser's federal consolidated income tax group, and the Company's federal income tax liability is included in the consolidated federal income tax liability of the Purchaser and its subsidiaries. In addition, in some cases the Company's subsidiaries are also included with certain subsidiaries of the Purchaser in combined, consolidated or unitary income tax groups for state and local tax purposes. In connection with the Reorganization, the Company and the Purchaser entered into a tax-sharing agreement. Pursuant to this tax-sharing agreement, the Company and the Purchaser make payments between each other such that, with respect to any period, the amount of taxes to be paid by the Company, subject to certain adjustments, is determined as though the Company were the common parent of an affiliated group of corporations filing combined, consolidated or unitary (as applicable) federal, state and local returns rather than a consolidated subsidiary of the Purchaser with respect to federal, state and local income taxes (including, except as provided below, any amounts determined to be due as a result of a redetermination of the tax liability of the Purchaser arising from an audit or otherwise). With respect to foreign tax credits and other tax attributes, the Company's right to reimbursement is determined based on the usage of such tax attributes by the consolidated group.

     In determining the amount of tax-sharing payments under the tax-sharing agreement, the Purchaser prepares pro forma returns with respect to federal and applicable state and local income taxes that reflect the same positions and elections used by the Purchaser in preparing the tax returns for the Purchaser's consolidated group and other applicable groups. Under the tax-sharing agreement, the Purchaser continues to have all the rights of a parent of a consolidated group (and similar rights provided for by applicable state and local law with respect to a parent of a combined, consolidated or unitary group), is the sole and exclusive agent for the Company in any and all matters relating to the Company's income tax, franchise tax and similar liabilities, has the sole and exclusive responsibility for the preparation and filing of consolidated federal and consolidated or combined state and local income tax returns (or amended returns), and has the power, in its sole discretion, to contest or compromise any asserted tax adjustment or deficiency and to file, litigate or compromise any claim for refund on the Company's behalf related to such return.

     In general, the Company will be included in the Purchaser's consolidated group for federal income tax purposes for so long as the Purchaser beneficially owns at least 80% of the total voting power and value of the

Company's outstanding capital stock. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the tax-sharing agreement allocates tax liabilities between the Company and the Purchaser as though the Company were the common parent of a separate affiliated group of companies, during the period in which the Company is included in the Purchaser's consolidated group, the Company could be liable if any federal tax liability is incurred, but not discharged, by any other member of the Purchaser's consolidated group.

     Other Arrangements. TD Waterhouse Canada sells mutual funds, some of which are managed by TD Asset Management Inc. ("TD Asset Management") a subsidiary of Parent. TD Asset Management pays trailer fees to the Company based on the net asset value of the mutual funds held by TD Waterhouse Canada's customers.

     In the normal course of business, the U.S. subsidiaries of the Company obtain funding for operations from the Purchaser. This funding is interest bearing and is payable on demand. In aggregate, the Company's U.S. subsidiaries had outstanding borrowings from the Purchaser of $328.8 million and $27.7 million as of October 31, 2000 and 1999, respectively.

     Parent advances funding in the form of subordinated loans to TD Waterhouse Holdings (Australia) and TD Waterhouse Investor Services (UK). TD Waterhouse Holdings (Australia) maintained available subordinated debt lines with an affiliate totaling approximately $23.7 million and $25.5 million for the years ended October 31, 2000 and 1999, respectively. TD Waterhouse Investor Services
(UK) established and maintained a subordinated debt line with Parent totaling approximately $36.21 million and $8.4 million for the fiscal years ended October 31, 2000 and 1999, respectively.

     Joint Venture with Tata Finance. In the third quarter of the Company's 2001 fiscal year, Parent and the Company entered into a joint venture agreement with India's Tata Finance Limited and other parties to provide asset management services in India.

EXTENSIONS OF CREDIT TO DIRECTORS AND OFFICERS.

     Parent has made loans and extended credit, and expects in the future to make loans and extend credit, in the ordinary course of business to the Company's directors, officers and their associates, including corporations of which a director of the Company is a director, officer or both.

     Directors and executive officers of the Company may maintain margin trading accounts with TD Waterhouse Investor Services. Extensions of credit in such accounts:

      --   are made in the ordinary course of business,

      -- are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unaffiliated persons, and

      -- do not involve more than the normal risk of collectibility or present other unfavorable features.

     Employees and directors of the Company who engage in brokerage transactions at TD Waterhouse Investor Services are charged the standard commission rates for brokerage transactions which the Company's customers pay through the use of the Company's on-line services.

     Details of loans extended by Parent to certain directors and executive officers of the Company are set forth below:

NAME AND OFFICE                                       LOAN TYPE             AMOUNT
--------------------------------------------  -------------------------   ----------
Stephen D. McDonald.........................  Loans for purchases         $  140,000
  Chief Executive Officer and Deputy          of shares                   $  275,672
  Chairman
Frank J. Petrilli...........................  (a) Mortgage                $1,048,013
  President and Chief Operating Officer       (b) Loan                    $  290,250
                                              (c) Loan                    $1,000,000
John G. See.................................  Demand and Consumer Loans   $  417,006
  Vice Chair

STOCK-BASED COMPENSATION.

     Executive officers of the Company are eligible to receive options to purchase shares of Parent, pursuant to the Toronto-Dominion 1993 Stock Option Plan and the Toronto-Dominion 2000 Stock Option Plan (together, the "Parent Plans"). Options under both Parent Plans may be exercised at the strike price, which is the closing market price on the trading day prior to the date of grant. The executives' compensation is linked directly to the appreciation in the price of Parent's common shares. The options become exercisable over four years and expire after ten years. Prior to the introduction of the Toronto-Dominion 1993 Stock Option Plan, Parent provided equity-based compensation to selected officers of the Company under the Long Term Incentive Plan (the "LTIP"), which has two components. The first component under this plan provides for stock appreciation rights, which are similar to Parent's stock options, whereby phantom stock options are issued at a market price and redeemed for the appreciation in value four to eight years after issuance. These phantom stock options have been discontinued where stock options can be issued, but may be issued in locations where Parent cannot issue stock options. The second component of the LTIP provides for restricted share units. These units are issued at a base price of zero and are redeemed at market price three years after issuance. Units are granted to selected high potential officers of the Company for retention and succession planning purposes. More information on these plans and the participation by the executive officers of the Company in these plans can be found in the Company's 2001 proxy statement.

     The following table sets forth information, obtained from the Company's 2001 proxy statement, with respect to such Parent stock-based compensation for the Company's Chief Executive Officer and the next four most highly compensated executive officers of the Company at the fiscal year end October 31, 2000.

                                                       NO. OF SECURITIES
                                                           UNDERLYING
                                                          UNEXERCISED
                                                         OPTIONS/STOCK            RESTRICTED
                                                          APPRECIATION           SHARE UNITS
NAME AND PRINCIPAL                                         RIGHTS AT               HELD AT
POSITION AT THE COMPANY                                   10/31/00(1)            10/31/00(2)
-----------------------                              ----------------------    ----------------
Stephen D. McDonald................................         344,800
  Chief Executive Officer and Deputy Chairman
Frank J. Petrilli..................................          99,300                 8,000
  President and Chief Operating Officer
John G. See........................................         127,000
  Vice Chair
Bharat B. Masrani..................................          26,900                 5,000
  Vice Chair
Richard J. Rzasa...................................           2,900
  Vice Chair and Chief Information Officer

------------

(1) Number includes both exercisable and unexercisable options and stock appreciation rights.
(2) Number represents award granted in 1998 and has been adjusted to reflect a 2-for-1 Parent stock dividend paid July 31, 1999. Units are redeemed on the third anniversary of issuance. Dividend equivalents are not paid on these units.

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

     Stockholders also should be aware that Parent and the Purchaser have certain interests that present actual or potential conflicts of interest in connection with the Offer and the Merger. As a result of Parent's and the Purchaser's collective current ownership of approximately 89% of the Company's outstanding voting power and Parent's nominees constituting a majority of the Company's directors, Parent and the Purchaser may be deemed to control the Company. In addition, a majority of the Company's board of directors (including
A. Charles Baillie, Dr. Wendy K. Dobson, Stephen D. McDonald, Frank J. Petrilli and John M. Thompson) are also officers or directors of Purchaser and/or Parent.

                                THE TENDER OFFER

     1. Terms of the Offer; Expiration Date. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as hereinafter defined) and not theretofore properly withdrawn in accordance with "Section 4. Withdrawal Rights." The term "Expiration Date" means 12:00 midnight, New York City time, on Wednesday, November 14, 2001, unless and until the Purchaser shall have extended the period during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     Subject to applicable law and the rules and regulations of the SEC, the Purchaser expressly reserves the right (but will not be obligated), in its sole discretion, at any time and from time to time, to extend the period during which the Offer is open for any reason by giving oral or written notice of the extension to the Depositary and by making a public announcement of the extension in the manner described below. During any extension, all Shares previously tendered and not withdrawn will remain subject to the Offer and subject to the right of a tendering stockholder to withdraw Shares.

     Subject to applicable law and the rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, the Purchaser also expressly reserves the right:

          (1) to delay acceptance for payment of or (regardless of whether such Shares were theretofore accepted for payment) payment for, any tendered Shares, or to terminate or amend the Offer if any of the conditions referred to in Section 13 has not been satisfied or upon the occurrence of any of the events specified in Section 13; or

          (2)  waive any condition or otherwise amend the Offer in any respect,

in each case, by giving oral or written notice of such delay, termination, waiver or amendment to the Depositary and by making a public announcement thereof, as described below.

     Any such extension, delay, termination, waiver or amendment will be followed as promptly as practicable by a public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Subject to applicable law (including Rules l4d-4(c), 14d-6(d) and 14e-l under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release or other announcement.

     If the Purchaser is delayed in its payment for the Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described in "Section 4. Withdrawal Rights." However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by, or on behalf of, holders of securities promptly after the termination or withdrawal of the Offer.

     If the Purchaser decreases the percentage of Shares being sought or increases or decreases the consideration to be paid for Shares pursuant to the Offer, such increase or decrease shall be applicable to all holders whose Shares are accepted for payment pursuant to the Offer and, if the Offer is scheduled to expire at any time before the expiration of a period of ten business days from, and including, the date that notice of such increase or decrease is first published, sent or given to holders of Shares, the Offer will be extended until the expiration of such ten business day period. If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(d), l4d-6(c) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or change in percentage of securities sought, will depend upon the relevant facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the SEC has stated its views that an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published or sent or given to security holders and that, if material changes are made with respect to information that approaches the significance of price and percentage of Shares sought, a minimum of ten business days may be required to allow for adequate dissemination to stockholders and investor response. For purposes of the Offer, a "business day" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

     Pursuant to Rule 14d-11 of the Exchange Act, after the expiration of the Offer, if all the conditions to the Offer have been satisfied or waived, and subject to certain other conditions, the Purchaser may elect, in its sole discretion, to provide a subsequent offering period (a "Subsequent Offering Period") pursuant to which the Purchaser may add a period of between three and 20 business days to permit additional tenders of Shares not tendered during the period of the Offer prior to the Expiration Date. If the Purchaser decides to provide for a Subsequent Offering Period, the Purchaser will make an announcement to that effect by issuing a press release no later than 9:00 a.m., New York City time, on the next business day after the Expiration Date. If the Purchaser elects to provide a Subsequent Offering Period, it expressly reserves the right, in its sole discretion, to extend the Subsequent Offering Period by any period or periods, provided that the aggregate of the Subsequent Offering Periods (including extensions thereof) is no more than 20 business days, by giving oral or written notice of such extension to the Depositary. During a Subsequent Offering Period, tendering stockholders will not have withdrawal rights. See "Section 4. Withdrawal Rights."

     The Company has provided the Purchaser with the Company's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on the Company's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies, and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

     2. Acceptance for Payment and Payment for Shares. Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment, and will pay for, all Shares validly tendered prior to the Expiration Date and not withdrawn, as soon as practicable after the Expiration Date, provided that the Offer shall not have been terminated by such date. If there is a Subsequent Offering Period, all Shares tendered prior to the Expiration Date will be immediately accepted for payment and promptly paid for following the Expiration Date and all Shares tendered during a Subsequent Offering Period will be immediately accepted for payment and paid for as they are tendered. Subject to applicable rules of the SEC, the Purchaser expressly reserves the right to delay acceptance for payment of, or payment for, Shares in order to comply in whole or in part with any other applicable law.

     In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary or the Canadian Forwarding Agent of (i) the certificates evidencing such Shares (the "Certificates") or timely confirmation (a "Book-Entry Confirmation") of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in "Section 3. Procedures for Tendering Shares," (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message (as defined below) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary, as agent for the tendering stockholders, of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in making such payment.

     If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Certificates are submitted evidencing more Shares than are tendered, Certificates evidencing unpurchased Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer into the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedure set forth in "Section 3. Procedures for Tendering Shares," such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

     3. Procedures for Tendering Shares. Except as set forth below, in order for Shares to be validly tendered pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees (or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal) and any other documents required by the Letter of Transmittal, must be received by the Depositary or the Canadian Forwarding Agent at one of their respective addresses set forth on the back cover of this Offer to Purchase and either (i) the Certificates evidencing tendered Shares must be received by the Depositary or the Canadian Forwarding Agent at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary (including an Agent's Message if the tendering stockholder has not delivered a Letter of Transmittal), in each case on or prior to the Expiration Date, or (ii) the tendering stockholder must comply with the guaranteed delivery procedures described below. No alternative, conditional or contingent tenders will be accepted. The term "Agent's Message" means a message, transmitted by electronic means to, and received by, the Depositary and forming a part of a Book-Entry Confirmation which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering the Shares which are the subject of such Book-Entry Confirmation, that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

     Book-Entry Transfer. The Depositary will establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the Book-Entry Transfer Facility's system may make a book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, either the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in lieu of the Letter of Transmittal, and any other required documents, must, in any case, be received by the Depositary or Canadian Forwarding Agent at one of their addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering stockholder must comply with the guaranteed delivery procedure described below. DELIVERY OF DOCUMENTS TO THE BOOK-ENTRY TRANSFER FACILITY DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     Signature Guarantees. Signatures on all Letters of Transmittal must be guaranteed by a firm which is a member of the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Guarantee Program or the Stock Exchange Medallion Program, or which is a Canadian chartered bank or a trust company in Canada (each, an "Eligible Institution"), except in cases where Shares are tendered (i) by a registered holder of Shares who has not completed either the box entitled "Special Payment Instructions" or the box entitled "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution. If a Certificate is registered in the name of a person other than the signatory of the Letter of Transmittal (or a facsimile thereof), or if payment is to be made, or a Certificate not accepted for payment or not tendered is to be returned, to a person other than the registered holder(s), then the Certificate must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Certificate, with the signature(s) on such Certificate or stock powers guaranteed by an Eligible Institution. If the Letter of Transmittal or stock powers are signed or any certificate is endorsed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and, unless waived by the Purchaser, proper evidence satisfactory to the Purchaser of their authority to so act must be submitted. See Instructions 1 and 5 of the Letter of Transmittal.

     Guaranteed Delivery. If a stockholder desires to tender Shares pursuant to the Offer and the Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Certificates and all other required documents to the Depositary or the Canadian Forwarding Agent prior to the Expiration Date, or such stockholder cannot complete the procedure for delivery by book-entry transfer on a timely basis, such Shares may nevertheless be tendered, provided that all the following conditions are satisfied:

     (i)   such tender is made by or through an Eligible Institution;

     (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

     (iii) the Certificates (or a Book-Entry Confirmation) evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees (or, in connection with a book-entry transfer, an Agent's Message), and any other documents required by the Letter of Transmittal are received by the Depositary within three NYSE trading days after the date of execution of such Notice of Guaranteed Delivery. A "trading day" is any day on which the NYSE is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand or mail or transmitted by telegram or facsimile transmission to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

     THE METHOD OF DELIVERY OF CERTIFICATES AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH THE BOOK-ENTRY TRANSFER FACILITY, IS AT THE OPTION AND RISK OF THE TENDERING STOCKHOLDER, AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY OR THE CANADIAN FORWARDING AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of the Purchaser, be unlawful. The Purchaser also reserves the absolute right to waive any condition of the Offer or any defect or irregularity in the tender of any particular Shares or any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders, and the Purchaser's interpretation of the terms and conditions of the Offer will be final and binding on all persons.

No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of the Purchaser, Parent, the Dealer Managers, the Depositary, the Canadian Forwarding Agent, the Information Agent or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification.

     Other Requirements. In all cases, payment for Shares tendered and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (i) the Certificates evidencing such Shares or a timely Book-Entry Confirmation of a book-entry transfer of such Shares into the Depositary's account at the Book-Entry Transfer Facility, (ii) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, an Agent's Message in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal.

     Appointment of Proxies. By executing the Letter of Transmittal as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's attorneys-in-fact and proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (and with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such powers of attorney and proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior powers of attorney and proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent powers of attorney or proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of the Company's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

     Tender Constitutes an Agreement. The acceptance for payment by the Purchaser of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     Backup Withholding. To prevent backup federal income tax withholding with respect to payments made pursuant to the Offer, each stockholder must provide the Depositary with such stockholder's correct Taxpayer Identification Number ("TIN") and certify that such stockholder is not subject to backup federal income tax withholding by completing the Substitute Form W-9 in the Letter of Transmittal. If backup withholding applies with respect to a stockholder, the Depositary is required to withhold up to 30.5% of any payments made to such stockholder. Backup withholding is not an additional tax. Rather, the tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained by filing a tax return with the Internal Revenue Service. See Instruction 8 of the Letter of Transmittal. Non-United States holders must submit a completed Form W-8BEN (in lieu of a Substitute Form W-9) or other appropriate Form W-8 to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

     4. Withdrawal Rights. Tenders of the Shares made pursuant to the Offer are irrevocable except that such Shares may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by the Purchaser pursuant to the Offer, may also be withdrawn at any time after December 15, 2001. If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in this Section 4. Any such delay will be accompanied by an extension of the Offer to the extent required by law.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Certificates, the serial numbers shown on such Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in "Section 3. Procedures for Tendering Shares," any notice of withdrawal must specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Shares or must otherwise comply with the Book-Entry Transfer Facility's procedures.

     Withdrawals of tenders of Shares may not be rescinded, and Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following the procedures described in "Section 3. Procedures for Tendering Shares," at any time prior to the Expiration Date or during a Subsequent Offering Period if one is provided.

     No withdrawal rights will apply to Shares tendered into a Subsequent Offering Period and no withdrawal rights apply during a Subsequent Offering Period with respect to Shares tendered and accepted for payment.

     All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of Parent, the Purchaser, the Dealer Managers, the Depositary, the Canadian Forwarding Agent, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

     5.  Certain U.S. and Canadian Federal Income Tax Consequences.

     Certain U.S. Federal Income Tax Consequences. The receipt of cash for Shares in the Offer or pursuant to the Merger will be a taxable transaction for U.S. federal income tax purposes under the United States Internal Revenue Code of 1986, as amended (the "Code") and may also be a taxable transaction under applicable state, local or foreign tax laws. Generally, a stockholder who receives cash in exchange for Shares in the Offer or pursuant to the Merger will recognize gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received and such stockholder's adjusted tax basis in the Shares exchanged therefor. Provided that such Shares constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the Shares for more than one year at the time of sale. Gain or loss will be calculated separately for each block of Shares tendered in the Offer or converted in the Merger. Long-term capital gains are taxed at reduced rates, and the deductibility of capital losses is subject to limitations.

     In general, cash received by stockholders who exercise statutory appraisal rights under Section 262 of the DGCL in respect of such appraisal rights will result in the recognition of gain or loss to such stockholders. Any stockholder who is considering exercising its statutory appraisal rights should consult with its own tax advisor for a full understanding of the tax consequences of the receipt of cash in respect of appraisal rights pursuant to the Merger.

     The foregoing discussion may not be applicable to a stockholder who acquired Shares pursuant to the exercise of employee stock options or otherwise as compensation or to a stockholder who is otherwise subject to special tax treatment under the Code (for example, brokers, dealers in securities, banks, insurance companies, tax-exempt organizations and financial institutions and taxpayers that are neither citizens nor residents of the United States or that are foreign corporations or foreign estates or trusts as to the United States).

     Certain Canadian Federal Income Tax Consequences. The following discussion applies generally to a stockholder who is resident in Canada for purposes of the Income Tax Act (Canada) (the "Canadian Tax Act").

     The receipt of cash for Shares pursuant to the Offer or in the Merger will be a taxable transaction for Canadian federal income tax purposes and may also be a taxable transaction under applicable provincial, territorial or foreign tax laws. Generally, a stockholder who receives cash in exchange for Shares pursuant to the Offer or in the Merger will recognize gain or loss for Canadian federal income tax purposes equal to the difference between the amount of cash received and such stockholder's adjusted cost base in the Shares exchanged therefor. Provided that such Shares constitute capital property to the stockholder, such gain or loss will be a capital gain or loss. Generally, one-half of capital gains must be included in income and one-half of capital losses may be deducted from the taxable portion of capital gains.

     In general, cash received by stockholders who exercise statutory appraisal rights under Section 262 of the DGCL in respect of such appraisal rights will result in the recognition of gain or loss to such stockholders. Any court awarded interest must be fully included in income. Any stockholder who is considering exercising its statutory appraisal rights should consult with its tax advisor for a full understanding of the tax consequences of the receipt of cash in respect of appraisal rights pursuant to the Merger.

     Stockholders may be required to file an information return concerning foreign property that includes disclosure of the gain or loss realized by the stockholder from the disposition of Shares.

     All stockholders should consult with their own tax advisors as to the particular tax consequences of the Offer and the Merger to them including, in the case of Canadian-controlled private corporations, an additional refundable tax of 6 2/3% that may apply to the taxable portion of capital gains and, in the case of individuals, the applicability and effect of minimum tax under the Canadian Tax Act or special rules where Shares were acquired by virtue of employment.

     The foregoing discussion does not apply to any stockholders who (i) do not deal at arm's length with or are affiliated with the Company or the Purchaser,
(ii) are financial institutions subject to the "mark-to-market" rules in the Canadian Tax Act, or (iii) are exempt from tax under Part I of the Canadian Tax Act.

     THE U.S. AND CANADIAN FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND IS BASED UPON PRESENT LAW, WHICH IS SUBJECT TO CHANGE POSSIBLY WITH RETROACTIVE EFFECT. STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS WITH RESPECT TO THE SPECIFIC TAX CONSEQUENCES OF THE OFFER AND THE MERGER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND STATE, PROVINCIAL, LOCAL OR OTHER FOREIGN INCOME AND OTHER TAX LAWS.

     6. Price Range of Shares; Dividends. The Shares have been listed and traded on the NYSE and the Toronto Stock Exchange ("TSE") since June 23, 1999 under the symbol "TWE." The following table sets forth, for the quarters indicated, the high and low closing sales prices per Share on the NYSE and TSE as reported on the New York Stock Exchange Composite Tape and the TSE:

                                      NYSE

                                                               HIGH     LOW
                                                              ------   ------
Fiscal 1999:
  June 23, 1999-July 31, 1999...............................  $26.13   $17.38
  Fourth Quarter............................................   17.50    11.44
Fiscal 2000:
  First Quarter.............................................  $20.38   $12.75
  Second Quarter............................................   25.69    13.38
  Third Quarter.............................................   20.63    15.06
  Fourth Quarter............................................   20.75    15.13

                                                               HIGH     LOW
                                                              ------   ------
Fiscal 2001:
  First Quarter.............................................  $17.75   $12.75
  Second Quarter............................................   15.26     8.91
  Third Quarter.............................................   12.05     9.32
  Fourth Quarter (through October 9, 2001)..................    9.85     5.90

                                      TSE

     The dollar references in the table below are in Canadian dollars. On October 16, 2001, the noon buying rate of exchange, as certified by the Federal Reserve Bank of New York, was U.S. $1.00 equaled Cdn$1.5621.

                                                                 HIGH         LOW
                                                              ----------   ----------
Fiscal 1999:
  June 23, 1999-July 31, 1999...............................  Cdn.$38.70   Cdn.$26.25
  Fourth Quarter............................................       26.30        17.05
Fiscal 2000:
  First Quarter.............................................  Cdn.$29.25   Cdn.$18.65
  Second Quarter............................................       37.30        19.40
  Third Quarter.............................................       30.50        22.65
  Fourth Quarter............................................       30.70        23.20
Fiscal 2001:
  First Quarter.............................................  Cdn.$27.00   Cdn.$19.30
  Second Quarter............................................       22.75        14.00
  Third Quarter.............................................       18.73        14.35
  Fourth Quarter (through October 9, 2001)..................       15.04         9.25

     On October 9, 2001, the last trading day prior to the date on which Parent's intention to make the Offer was announced, the last sale price per Share as reported on the NYSE and the TSE was $6.20 and Cdn$9.70, respectively. Stockholders are urged to obtain a current market quotation for the Shares.

     The Company has never declared or paid cash dividends on its capital stock and has stated in its public filings that it intends to retain all of its earnings for use in its business and does not anticipate paying any cash dividends in the foreseeable future.

     7. Certain Information Concerning the Company. Except as otherwise set forth herein, the information concerning the Company contained in this Offer to Purchase, including financial information, has been furnished by the Company or has been taken from or based upon publicly available documents and records on file with the SEC and other public sources. Neither Parent nor the Purchaser assumes any responsibility for the accuracy or completeness of the information concerning the Company furnished by the Company or contained in such documents and records or for any failure by the Company to disclose events which may have occurred or may affect the significance or accuracy of any such information but which are unknown to Parent or the Purchaser.

     General. The Company is a leading global online financial services firm. In addition to securities trading services, the Company also provides its customers with a broad range of banking, mutual fund and other consumer financial products and services on an integrated basis. The Company is a direct subsidiary of Purchaser and an indirect subsidiary of Parent. The Company is a Delaware corporation with its principal executive offices located at 100 Wall Street, New York, New York 10005 (telephone number (212) 806-3500).

     Financial Information.
                           TD WATERHOUSE GROUP, INC.

                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

     The following table sets forth summary historical consolidated financial data for the Company as of and for the nine months ended July 31, 2001 and 2000 and as of and for each of the fiscal years ended October 31, 2000 and 1999.

     This data and the comparative per share data set forth below are extracted from, and should be read in conjunction with, the audited consolidated financial statements and other financial information contained in the Company's Annual Report on Form 10-K for the year ended October 31, 2000 as amended and the unaudited consolidated interim financial information contained in the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended January 31, 2001, April 30, 2001 and July 31, 2001, including the notes thereto. More comprehensive financial information is included in such reports (including management's discussion and analysis of financial condition and results of operation) and other documents filed by the Company with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC and the NYSE in the manner set forth below. These documents are incorporated by reference in this Offer to Purchase. See "--Available Information" below.

                                                    AS OF AND FOR THE       AS OF AND FOR THE
                                                       NINE MONTHS             YEARS ENDED
                                                     ENDED JULY 31,            OCTOBER 31,
                                                -------------------------   -----------------
                                                   2001          2000         2000      1999
                                                -----------   -----------   --------   ------
                                                (UNAUDITED)   (UNAUDITED)
STATEMENT OF INCOME DATA
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE
  AMOUNTS AND OPERATING DATA)
Total Revenues................................    $ 886.6      $1,215.9     $1,575.4   $960.1
Expenses
  Employee Compensation and Benefits..........      297.8         317.6        424.6    277.6
  Execution and Clearing......................      108.4         129.9        168.2    133.4
  Advertising and Marketing...................       65.5          88.8        110.8     62.8
  Other.......................................      357.4         374.2        490.2    303.8
                                                  -------      --------     --------   ------
Total Expenses................................      829.1         910.5      1,193.8    777.6
Income before Income Taxes....................       57.5         305.4        381.6    182.5
  Income Tax Provision........................       35.8         137.3        171.3     85.2
                                                  -------      --------     --------   ------
Net Income....................................    $  21.7      $  168.1     $  210.3   $ 97.3
Earnings per Share -- Reported Basis..........    $  0.06      $   0.44     $   0.56   $ 0.28
OTHER OPERATING DATA
Pre-Tax Operating Margin as a percentage of
  total revenue...............................        6.5%         25.1%        24.2%    19.0%
Average Commissions per Revenue Trade.........    $ 20.43      $  20.71     $  20.68   $23.02
Advertising and Marketing Expense per New
  Account Opened..............................    $150.71      $ 104.34     $ 108.96   $84.90
Average Trades per Day (in thousands).........      124.8         200.1        187.8    107.1
Total Active Accounts--Ending (in
  thousands)..................................      3,262         3,011        3,109    2,168
Number of New Accounts (in thousands).........        434           851        1,017      739
Total Customer Assets--Ending (in billions)...    $ 136.7      $  162.6     $  158.9   $121.7
Total Associates--Ending......................      6,741         8,436        8,298    6,110
Total Branches--Ending........................        233           227          231      212

     The Company historically has not reported a ratio of earnings to fixed charges.

     Effects of Restructuring. The Company developed and announced a restructuring plan in the third quarter of 2001 to realign its expenses and revenues, which resulted in a pre-tax charge of $35.4 million ($22.4 million after tax). The following summary adjusts the Company's historical operating results to exclude the impact of this restructuring and goodwill amortization. However, unusual items such as this restructuring could occur in any period. Accordingly, investors and other financial statement users should consider the types of events and transactions for which adjustments have been made.

                                                    AS OF AND FOR THE       AS OF AND FOR THE
                                                       NINE MONTHS             YEARS ENDED
                                                     ENDED JULY 31,            OCTOBER 31,
                                                -------------------------   -----------------
                                                   2001          2000         2000      1999
                                                -----------   -----------   --------   ------
                                                (UNAUDITED)   (UNAUDITED)
STATEMENT OF INCOME DATA--CASH BASIS,
  EXCLUDING RESTRUCTURING
(IN MILLIONS OF DOLLARS, EXCEPT PER SHARE
  AMOUNTS AND OPERATING DATA)
Total Revenues................................    $ 886.6      $1,215.9     $1,575.4   $960.1
Expenses
  Employee Compensation and Benefits..........      289.7         317.6        424.6    277.6
  Execution and Clearing......................      108.4         129.9        168.2    133.4
  Advertising and Marketing...................       65.5          88.8        110.8     62.8
  Other.......................................      294.7         342.4        446.6    266.4
                                                  -------      --------     --------   ------
Total Expenses................................      758.3         878.7      1,150.2    740.2
Operating Earnings before Income Taxes........      128.3         337.2        425.2    219.9
  Income Tax Provision........................       52.9         142.0        177.3     91.3
                                                  -------      --------     --------   ------
Net Operating Earnings........................    $  75.4      $  195.2     $  247.9   $128.6
Operating Earnings per Share
  Earnings from Operations (excluding
     after-tax impact of goodwill)............    $  0.20      $   0.52     $   0.66   $ 0.37
OTHER OPERATING DATA
Pre-Tax Operating Margin, excluding Goodwill:
  as a percentage of total revenue............       14.5%         27.7%        27.0%    22.9%

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data for the Company. Basic and diluted earnings per common share and book value per share is presented for the nine months ended July 31, 2001 and 2000 and for each of the years ended October 31, 2000 and 1999.

                                                                                 AS OF OR FOR
                                                                                   THE YEARS
                                                       AS OF OR FOR THE NINE         ENDED
                                                       MONTHS ENDED JULY 31,      OCTOBER 31,
                                                     -------------------------   -------------
                                                        2001          2000       2000    1999
                                                     -----------   -----------   -----   -----
                                                     (UNAUDITED)   (UNAUDITED)
Reported Net Income per Share:
  Basic............................................     $0.06         $0.44      $0.56   $0.28
  Diluted..........................................     $0.06         $0.44      $0.55   $0.28
Book Value per Share...............................     $5.89         $5.76      $5.86   $5.19

---------------

NOTE: Reported Net Income for the nine months ended July 31, 2001 includes restructuring expenses.

     Book value per share is not a term defined by generally accepted accounting principles. Book value per Share for purposes of the above table is calculated by dividing stockholders' equity by the number of shares of Company Common Stock outstanding at period end.

     Available Information. The Shares are registered under the Exchange Act. The Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, stock options granted to them, the principal holders of the Company's securities and any material interest of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's stockholders and filed with the SEC. Such reports, proxy statements and other information should be available for inspection and copying at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. The Company's filings are also available to the public on the SEC Internet site (http://www.sec.gov). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the SEC's customary fees. Certain reports and other information concerning the Company may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     Certain Forecasted Financial Data.

     As the controlling stockholder of the Company, Parent and its representatives on the Company board of directors have routinely been given access to nonpublic management forecasts of possible future performance of the Company. The financial forecasts available to Parent and the Purchaser included the Spring 2001 Forecasts and the Fall 2001 Forecasts. The Spring 2001 Forecasts were prepared in conjunction with Parent's annual review of medium term strategy for its global operations. As such, the Company was instructed to provide financial data on the basis by which Parent measures all of its business lines. This requires a variety of adjustments to the Company's format for public reporting of results. The most notable of these adjustments is a reduction of earnings that results from a reduction of capital held at the Company. For purposes of Parent's analysis in connection with its internal business plan review, Parent asks the Company to assume that less capital is held at the Company (based on the assumption that Parent would choose to allocate that capital in a different manner), and this reduction in capital thereby reduces the interest earned on that capital and consequently, the Company's earnings. The Fall 2001 Forecasts were prepared in conjunction with Parent's annual business plan review and are in a format consistent with the Company's public presentation of results.

     The Fall 2001 Forecasts as prepared by the Company contain significant changes from the Spring 2001 Forecasts. The following list describes material factors that contributed to the differences between the Spring 2001 Forecasts and the Fall 2001 Forecasts.

     - When the Spring 2001 Forecasts were prepared, the depth and breadth of the economic slowdown in the United States and abroad was not yet apparent;

     - The Spring 2001 Forecasts underestimated the extent of the market decline and its effect on margin balances, average daily trades, trades per active account per year and a decline in active account growth. For example:

       -- Trades per active account per year as well as trades per day declined over 30% from the first fiscal quarter to the third fiscal quarter and declined further through August

       -- Margin loan balances dropped over 30% from the end of the first fiscal quarter to the end of the third fiscal quarter and declined further through August

     - Actual figures for the third fiscal quarter and the experience to date in the fourth fiscal quarter made it clear that the Spring 2001 Forecasts were too high both for 2001 and future years; and

     - Reductions in prevailing interest rates led to decreases in the amounts earned by the Company on its excess capital.

     For these reasons, Parent and the Purchaser did not consider the Spring 2001 Forecasts in connection with their consideration of the fairness of the Offer and the Merger to stockholders of the Company who are not affiliated with Parent and the Purchaser. The Fall 2001 Forecasts were prepared by the Company to update the Spring 2001 Forecasts, taking into account the further deterioration of the operating environment for self-directed brokerage companies and the U.S. economy in general since the preparation of the Spring 2001 Forecasts. However, the Fall 2001 Forecasts assume that performance significantly improves from the experience of third and fourth fiscal quarters of 2001.

     The Company does not, as a matter of course, make public forecasts or projections as to future sales, earnings or other income statement data, cash flows or balance sheet and financial position information. However, Parent and the Purchaser had access to the Company Forecasts and accordingly, the following summaries of the Company Forecasts are included in this Offer to Purchase. The Company Forecasts do not reflect any of the effects of the Offer, the Merger or other changes that may in the future be deemed appropriate concerning the Company and its assets, business, operations, properties, policies, corporate structure, capitalization and management in light of the circumstances then existing. Parent and the Purchaser believe that the assumptions upon which Company Forecasts are based were reasonable at the time the Company Forecasts were prepared, given the information known by management of the Company at such time.

     THE COMPANY FORECASTS WERE NOT PREPARED WITH A VIEW TO PUBLIC DISCLOSURE OR COMPLIANCE WITH PUBLISHED GUIDELINES OF THE SEC OR THE GUIDELINES ESTABLISHED BY THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS REGARDING FORECASTS OR PROJECTIONS. THE COMPANY FORECASTS ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE SUCH INFORMATION WAS AVAILABLE TO PARENT AND THE PURCHASER. THESE FORECASTS ARE FORWARD-LOOKING STATEMENTS AND ARE BASED ON THEN-CURRENT EXPECTATIONS, FORECASTS AND ASSUMPTIONS OF COMPANY MANAGEMENT AND INVOLVE RISKS AND UNCERTAINTIES, SOME OF WHICH ARE OUTSIDE OF THE COMPANY'S CONTROL, THAT COULD CAUSE ACTUAL OUTCOMES AND RESULTS TO DIFFER MATERIALLY FROM CURRENT EXPECTATIONS. THESE RISKS AND UNCERTAINTIES INCLUDE, AMONG OTHER THINGS, CHANGES IN GENERAL ECONOMIC CONDITIONS AND PREVAILING INTEREST RATES, MARKET VOLATILITY OR FURTHER SUSTAINED DECREASES IN THE MARKET PRICES OF SECURITIES GENERALLY, SIGNIFICANT INCREASES OR DECREASES IN TRADING ACTIVITY BY THE COMPANY'S CUSTOMERS, CUSTOMER ATTRITION, THE DEVELOPMENT AND ACCEPTANCE OF NEW PRODUCTS AND SERVICES, SYSTEM DELAYS AND FAILURES AND INCREASED COMPETITION. FOR A DISCUSSION OF RISKS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS TO DIFFER FROM THOSE REFLECTED IN SUCH FORWARD-LOOKING STATEMENTS, PLEASE REFER TO THE COMPANY'S FILINGS WITH THE SEC, INCLUDING THE INFORMATION INCLUDED UNDER THE HEADING "ITEM 1. BUSINESS--RISK FACTORS" IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED OCTOBER 31, 2000. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE ASSUMPTIONS MADE IN PREPARING ANY OF THE COMPANY FORECASTS WILL PROVE ACCURATE OR THAT ANY OF THE

COMPANY FORECASTS WILL BE REALIZED. IT IS EXPECTED THAT THERE WILL BE DIFFERENCES BETWEEN ACTUAL AND FORECASTED RESULTS, AND ACTUAL RESULTS MAY BE MATERIALLY GREATER OR LESS THAN THOSE CONTAINED IN ANY OF THE COMPANY FORECASTS. THE INCLUSION OF ANY OF THE COMPANY FORECASTS HEREIN SHOULD NOT BE REGARDED AS AN INDICATION THAT PARENT, THE PURCHASER OR THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES CONSIDERED OR CONSIDER ANY OF THE COMPANY FORECASTS TO BE A RELIABLE PREDICTION OF FUTURE EVENTS, AND NONE OF THE COMPANY FORECASTS SHOULD BE RELIED UPON AS SUCH. NONE OF PARENT, THE PURCHASER OR THE COMPANY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES HAS MADE OR MAKES ANY REPRESENTATIONS TO ANY PERSON REGARDING THE ULTIMATE PERFORMANCE OF THE COMPANY COMPARED TO THE INFORMATION CONTAINED IN ANY OF THE COMPANY FORECASTS, AND NONE OF THEM INTENDS TO UPDATE OR OTHERWISE REVISE ANY OF THE COMPANY FORECASTS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING ANY OF THE COMPANY FORECASTS ARE SHOWN TO BE IN ERROR.

     THE COMPANY FORECASTS HAVE BEEN PREPARED BY, AND ARE THE RESPONSIBILITY OF, THE COMPANY'S MANAGEMENT. PRICEWATERHOUSECOOPERS LLP, THE COMPANY'S INDEPENDENT ACCOUNTANTS, HAS NEITHER EXAMINED NOR COMPILED THE COMPANY FORECASTS AND, ACCORDINGLY, PRICEWATERHOUSECOOPERS LLP DOES NOT EXPRESS AN OPINION OR ANY OTHER FORM OF ASSURANCE WITH RESPECT THERETO. THE PRICEWATERHOUSECOOPERS LLP REPORT INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE RELATES TO THE COMPANY'S HISTORICAL FINANCIAL INFORMATION. IT DOES NOT EXTEND TO THE COMPANY FORECASTS AND SHOULD NOT BE READ TO DO SO.

                             SPRING 2001 FORECASTS

TD WATERHOUSE CONSOLIDATED
BUSINESS LINE--CASH BASIS

                                                                       FORECAST
                                                       -----------------------------------------
                                                         2001       2002       2003       2004
                                                       --------   --------   --------   --------
PROFIT AND LOSS (DOLLARS IN MILLIONS)
Total Revenue........................................  $1,195.1   $1,449.0   $1,715.6   $1,986.9
Marketing Expense....................................      95.3      128.4      149.5      173.4
Total Expenses.......................................   1,028.5    1,112.9    1,269.5    1,464.9
Net Profit After Tax--Cash Basis Adjusted to Parent
  Format.............................................  $   88.9   $  185.8   $  247.2   $  288.7
KEY STATISTICS
Active Accounts--Ending (in thousands)...............     3,548      4,057      4,651      5,332
Total Trades per Day.................................   139,118    180,000    216,653    252,271
Online Penetration...................................        75%        79%        81%        83%
Commissions per Trade (excl. order flow).............  $  19.06   $  18.76   $  18.40   $  18.08
Margin Loans--Ending (dollars in millions)...........  $  5,668   $  6,000   $  7,000   $  8,000
Total Customer Assets--Ending (dollars in
  billions)..........................................  $  150.4   $  184.4   $  220.7   $  263.6
Number of New Accounts...............................   641,352    755,114    871,857    992,650
Advertising per New Account..........................  $ 148.45   $ 169.48   $ 170.97   $ 174.31
Number of Associates (FTE)--Ending...................     6,700      7,150      7,500      7,800
Number of Branches--Ending...........................       251        271        271        273

     As described above, in preparing the Spring 2001 Forecasts, the Company made certain adjustments to its usual format for presenting financial results. The following table shows the Company's Net Profit After Tax as included in the Spring 2001 Forecasts and as such line item would have appeared using the Company's customary format for presenting results (which is the basis on which the Fall 2001 Forecasts were prepared):

SPRING 2001 ($ IN MILLIONS)                                   2001   2002   2003   2004
------------------------------------------------------------  ----   ----   ----   ----
Net Profit After Tax -- Cash Basis*.........................  $147   $253   $323   $370
Net Profit After Tax -- Cash Basis Adjusted to Parent
  Format....................................................  $ 89   $186   $247   $289

---------------

* Spring 2001 Forecasts in the format of Fall 2001 Forecasts.

                              FALL 2001 FORECASTS

TD WATERHOUSE GROUP, INC.--(CONSOLIDATED) EXCLUDING RESTRUCTURING
PROFIT AND LOSS STATEMENT--CASH BASIS

                                     ACTUAL       ACTUAL       ACTUAL      FORECAST     FORECAST
                                     Q1-01        Q2-01        Q3-01        Q4-01         2001
                                   ----------   ----------   ----------   ----------   ----------
                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues
Commissions and Fees.............  $  196,251   $  159,078   $  130,664   $  123,360   $  609,354
Mutual Fund and Related
 Revenue.........................      41,600       44,771       45,968       45,466      177,804
Net Interest Revenue.............      79,820       63,624       57,478       53,348      254,269
Other............................      29,622       15,256       22,474       15,944       83,298
                                   ----------   ----------   ----------   ----------   ----------
Total Revenues...................     347,293      282,729      256,584      238,118    1,124,725
Expenses
Employee Compensation and
 Benefits........................     101,907       95,935       91,839       80,150      369,831
Execution and Clearing Costs.....      39,532       34,866       34,031       34,242      142,671
Occupancy and Equipment..........      34,541       39,470       40,170       41,049      155,231
Advertising and Marketing........      27,997       21,179       16,276       11,892       77,344
Communications...................      15,495       13,381       12,413       13,419       54,708
Professional Fees................      11,568       10,475       10,565       10,381       42,989
Other............................      39,459       37,849       29,331       29,096      135,732
                                   ----------   ----------   ----------   ----------   ----------
Total Expenses *.................     270,499      253,155      234,625      220,229      978,508
Income Before Income Taxes.......      76,794       29,575       21,959       17,889      146,217
Provision for Income Taxes.......      29,208       12,697       10,957        9,430       62,291
                                   ----------   ----------   ----------   ----------   ----------
Net Income.......................      47,586       16,878       11,003        8,459       83,926
Earnings per Share--Basic........        0.13         0.04         0.03         0.02         0.22
Number of Shares Outstanding (in
 thousands)......................   379,789.4    379,789.4    379,047.0    378,341.8    379,240.5
STATISTICS
Gross Margin as a % of Revenue
 (excl. Mktg and Goodwill).......        30.2%        18.0%        14.9%        12.5%        19.9%
Active Accounts--ending (in
 thousands)......................       3,241        3,269        3,262        3,301        3,301
Trades per Day...................     149,145      124,230      101,749       96,511      117,819
Online Penetration...............          74%          74%          77%          76%          75%
Margin Loans--ending (dollars in
 millions).......................  $    6,185   $    4,241   $    4,290   $    3,556   $    3,556
Commissions per Trade (excl.
 order flow).....................  $    19.35   $    19.16   $    18.65   $    19.66   $    19.21
Total Customer Assets--ending
 (dollars in billions)...........  $    154.1   $    137.6   $    136.7   $    125.2   $    125.2
Online Customer Assets--ending
 (dollars in billions)...........  $    105.6   $     93.5   $     91.4   $     80.7   $     80.7
New Accounts Opened..............     159,533      169,225      105,544      111,906      546,208
Marketing Cost per New Account
 Opened..........................  $   175.50   $   125.15   $   154.21   $   106.26   $   141.60
FTE--ending......................       8,180        7,418        6,741        5,655        5,655
Salaries and Benefits as a % of
 Revenue.........................        29.3%        33.9%        35.8%        33.7%        32.9%

                                                             02 VS 01    03 VS. 02
                                                             ---------   ---------
                                    FORECAST     FORECAST    % CHANGE    % CHANGE
                                      2002         2003      INC/(DEC)   INC/(DEC)
                                   ----------   ----------   ---------   ---------
                                    (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues
Commissions and Fees.............  $  646,583   $  695,726       6.1%       7.6%
Mutual Fund and Related
 Revenue.........................     207,344      221,155      16.6%       6.7%
Net Interest Revenue.............     219,852      230,930     -13.5%       5.0%
Other............................      90,183       97,060       8.3%       7.6%
                                   ----------   ----------
Total Revenues...................   1,163,962    1,244,871       3.5%       7.0%
Expenses
Employee Compensation and
 Benefits........................     339,281      346,710      -8.3%       2.2%
Execution and Clearing Costs.....     154,901      162,073       8.6%       4.6%
Occupancy and Equipment..........     160,874      170,954       3.6%       6.3%
Advertising and Marketing........     106,563      113,103      37.8%       6.1%
Communications...................      60,155       62,744      10.0%       4.3%
Professional Fees................      38,580       40,415     -10.3%       4.8%
Other............................     125,417      130,237      -7.6%       3.8%
                                   ----------   ----------
Total Expenses *.................     985,771    1,026,236       0.7%       4.1%
Income Before Income Taxes.......     178,191      218,635      21.9%      22.7%
Provision for Income Taxes.......      73,088       87,433      17.3%      19.6%
                                   ----------   ----------
Net Income.......................     105,103      131,202      25.2%      24.8%
Earnings per Share--Basic........        0.28         0.35      25.5%      24.8%
Number of Shares Outstanding (in
 thousands)......................   378,341.8    378,341.8      -0.2%       0.0%
STATISTICS
Gross Margin as a % of Revenue
 (excl. Mktg and Goodwill).......        24.5%        26.6%     23.1%       8.9%
Active Accounts--ending (in
 thousands)......................       3,750        4,165      13.6%      11.1%
Trades per Day...................     127,375      142,271       8.1%      11.7%
Online Penetration...............          80%          82%      6.2%       3.2%
Margin Loans--ending (dollars in
 millions).......................  $    4,149   $    4,650      16.7%      12.1%
Commissions per Trade (excl.
 order flow).....................  $    19.07   $    18.60      -0.7%      -2.4%
Total Customer Assets--ending
 (dollars in billions)...........  $    166.4   $    178.1      32.8%       7.0%
Online Customer Assets--ending
 (dollars in billions)...........  $    113.0   $    121.0      40.1%       7.0%
New Accounts Opened..............     658,321      665,010      20.5%       1.0%
Marketing Cost per New Account
 Opened..........................  $   161.87   $   170.08      14.3%       5.1%
FTE--ending......................       5,437        5,672      -3.9%       4.3%
Salaries and Benefits as a % of
 Revenue.........................        29.1%        27.9%    -11.4%      -4.5%

------------
*  excludes goodwill amortization

     8.  Certain Information Concerning Parent and the Purchaser.

     Parent. The Toronto-Dominion Bank, a Canadian chartered bank, was, as of July 31, 2001, the second largest Canadian bank in terms of market capitalization. Parent and its subsidiaries offer a full range of financial services and products to approximately 13 million customers in Canada and around the world. TD Bank is organized into four main businesses: TD Canada Trust, a leader in personal and commercial banking in Canada, TD Securities Inc. ("TD Securities") a force in investment banking in Canada, the United States and abroad, the Company, the world's second largest broker to the self-directed investor and TD Wealth Management, one of Canada's largest asset managers. The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of Parent and certain other information is set forth in Schedule A hereto. The principal executive offices of Parent are located at Toronto-Dominion Centre, 55 King Street West, Toronto, Ontario M5K 1A2, Canada (telephone number (416) 982-8222).

     Parent is subject to the informational reporting requirements of the Exchange Act as a foreign private issuer and, in accordance therewith, is required to file periodic reports and other information with the SEC relating to its business, financial condition and other matters. Such reports and other information can be inspected at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Copies of such materials may also be obtained by mail from the public reference section of the SEC at 450 Fifth Street, N.W., Washington, D.C. upon payment of the SEC's prescribed fees. Certain reports and other information regarding Parent may also be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

     The Purchaser. TD Waterhouse Holdings, Inc., a Delaware corporation, is a holding company which owns, in addition to Company Common Stock, all of the stock of TD Waterhouse Bank and TD Bank USA, F.S.B., which provide a range of financial services in the United States. The name, citizenship, business address, principal occupation or employment and five-year employment history for each of the directors and executive officers of the Purchaser and certain other information is set forth in Schedule A hereto. The principal executive offices of the Purchaser are located at 100 Wall Street, New York, New York 10005 (telephone number (212) 806-3500).

     The Purchaser owns 293,345,198 Shares and Parent owns 4,991,002 Shares, which collectively represents approximately 88.0% of the outstanding common stock of the Company. In addition, Parent and one of its wholly owned subsidiaries collectively own Exchangeable Preference Shares exchangeable for an aggregate of 39,370,150 Shares, and the Purchaser owns the sole outstanding share of the Company's special voting preferred stock which generally votes together with the Company Common Stock and entitles the holder to an aggregate number of votes equal to the number of outstanding Exchangeable Preference Shares. Parent and its affiliates, including the Purchaser, hold approximately 89.3% of the voting power of the Company.

     9. Source and Amount of Funds. The total amount of funds required by the Purchaser to consummate the Offer and the Merger and to pay related fees and expenses is estimated to be approximately $370.4 million. The Purchaser will obtain such funds from Parent which expects to obtain approximately $246,000,000 of such funds from a common equity offering in Canada and the remainder of such funds from the existing resources, including funds raised in the ordinary course of its banking business and internally generated funds of Parent and its subsidiaries. The Offer is not conditioned on any financing arrangements. In the event that Parent is unable for any reason to complete the common equity offering, it will use its other available financial resources to make the payments required to consummate the Offer and the Merger.

     10. Dividends and Distributions. The Company has never declared or paid cash dividends on its capital stock and has stated in its public filings that it intends to retain all of its earnings for future use in its business and does not anticipate paying any cash dividends in the foreseeable future. However, if, at any time on or after the date hereof, the Company should declare or pay any dividend or other distribution (including, without limitation, the issuance of additional Shares pursuant to a stock dividend or stock split) with respect to the Shares that is payable or distributable to stockholders of record on a date occurring prior to the transfer to the name of the Purchaser or its nominees or transferees on the Company's stock transfer records of the

Shares purchased pursuant to the Offer, then, without prejudice to the Purchaser's rights described in "Section 13--Certain Conditions to the Offer,"
(1) the purchase price per Share payable by the Purchaser pursuant to the Offer will be reduced in the amount of any such cash dividend or distribution and (2) the whole of any non-cash dividend or distribution (including, without limitation, additional Shares) will be required to be remitted promptly and transferred by each tendering stockholder to the Depositary for the account of the Purchaser accompanied by appropriate documentation of transfer. Pending such remittance or appropriate assurance thereof, the Purchaser will be entitled to all rights and privileges as owner of any such non-cash dividend or distribution, as determined by the Purchaser in its sole discretion.

     If, on or after the date hereof, the Company should split the Shares or combine or otherwise change the Shares or its capitalization, then, without prejudice to the Purchaser's rights described under the heading "Section 13--Certain Conditions to the Offer," appropriate adjustments to reflect such split, combination or change may be made by the Purchaser in the purchase price and other terms of the Offer, including, without limitation, the number or type of securities offered to be purchased.

     11.  Certain Effects of the Offer on the Market for the Shares.

     Effect on the Market for the Shares. The purchase of Shares by the Purchaser pursuant to the Offer will reduce the number of Shares that might otherwise trade publicly and will reduce the number of holders of Shares, which could adversely affect the liquidity and market value of the remaining Shares held by the public.

     Stock Quotations. The Shares are currently listed and traded on the NYSE, which constitutes the principal trading market for the Shares, and on the TSE. Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the standards for continued inclusion in the NYSE or the TSE.

     According to the NYSE's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 600,000, the number of holders of round lots of Shares falls below 400 (or below 1,200 if the average monthly trading volume is below 100,000 for the last twelve months) or the aggregate market value of such publicly held Shares falls below $8,000,000. According to the TSE's published guidelines, the Shares would not be eligible to be included for listing if, among other things, the number of Shares publicly held falls below 500,000, the number of holders of Shares, each holding a round lot or more, is less than 150 or if the aggregate market value of such publicly held Shares is less than Cdn$2,000,000 over any period of 30 consecutive trading days.

     If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Shares no longer meet the requirements of the NYSE or the TSE for continued listing, the listing of the Shares might be discontinued and, in such event, the market for the Shares could be adversely affected. In the event the Shares were no longer eligible for listing on the NYSE or the TSE quotations might still be available from other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of such Shares remaining at such time, the interest in maintaining a market in such Shares on the part of securities firms, the possible termination of registration of such Shares under the Exchange Act, the Company ceasing to be a reporting issuer in all of the provinces and territories of Canada, as described below and other factors.

     Margin Securities. The Shares are currently "margin securities" as such term is defined under the rules of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding listing and market quotations, following the Offer it is possible that the Shares might no longer constitute "margin securities" for purposes of the margin regulations of the Federal Reserve Board, in which event such Shares could no longer be used as collateral for loans made by brokers.

     Exchange Act Registration. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application by the Company to the SEC if the Shares are not listed on a national securities exchange and there are fewer than 300 record holders. The termination of the registration of the Shares under the Exchange Act would reduce the information required to be furnished by the Company to holders of Shares and to the SEC and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings and the requirements of Rule 13e-3 under the Exchange Act with respect to the "going private" transactions, no longer applicable to the Shares. In addition, "affiliates" of the Company and persons holding "restricted securities" of the Company may be deprived of the ability to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for NYSE reporting. Parent and the Purchaser currently intend to seek to cause the Company to terminate the registration of the Shares under the Exchange Act as soon as practicable after consummation of the Offer if the requirements for termination of registration are met.

     Canadian Securities Legislation. The Company is a "reporting issuer" in each of the provinces and territories of Canada. Upon the completion of the Merger, Parent and the Purchaser intend to apply to the securities commissions in each of the provinces and territories of Canada for an order deeming the Company to have ceased being a reporting issuer in that jurisdiction. Upon being deemed to have ceased being a reporting issuer in each of the provinces and territories of Canada, the Company will be relieved from its continuous disclosure obligations to stockholders.

     12.  Fees and Expenses.

     Except as set forth below, the Purchaser will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

     Morgan Stanley & Co. Incorporated and TD Securities Inc. are acting as Dealer Managers in connection with the Offer. Morgan Stanley has also provided certain financial advisory services to Parent and the Purchaser in connection with the Offer and the Merger. Information regarding the fees to be paid by Parent and the Purchaser to Morgan Stanley is set forth under "Special
Factors -- Summary of Financial Analyses by Morgan Stanley & Co. Incorporated." Parent and the Purchaser will pay TD Securities a fee of approximately $100,000 for TD Securities' services as Dealer Manager in Canada.

     Parent and the Purchaser have retained MacKenzie Partners, Inc., as the Information Agent, Mellon Investor Services LLC, as the Depositary, and CIBC Mellon Trust Company, as Canadian Forwarding Agent, in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, facsimile, telegraph and personal interview and may request banks, brokers, dealers and other nominee stockholders to forward materials relating to the Offer to beneficial owners.

     As compensation for acting as Information Agent in connection with the Offer, MacKenzie Partners, Inc. will receive reasonable and customary compensation for its services and will also be reimbursed for certain out-of-pocket expenses and may be indemnified against certain liabilities and expenses in connection with the Offer, including certain liabilities under the federal securities laws. Parent and the Purchaser will pay the Depositary and the Canadian Forwarding Agent reasonable and customary compensation for their services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary and the Canadian Forwarding Agent against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws. Brokers, dealers, commercial banks and trust companies will be reimbursed by Parent and the Purchaser for customary handling and mailing expenses incurred by them in forwarding material to their customers.

     Parent and the Purchaser have engaged TD Securities to solicit acceptances of the Offer in Canada and have agreed to pay to any member of the soliciting dealer group formed by TD Securities (including TD Securities) a solicitation fee of Cdn $0.12 for each Share deposited and accepted for payment by the Purchaser, subject to a minimum fee of Cdn $85, and a maximum fee of Cdn $1,500 per beneficial stockholder, provided that a minimum fee of Cdn $85 will only be payable in respect of Shares deposited by a single beneficial stockholder where the number of Shares is equal or greater than 300.

     The following is an estimate of fees and expenses to be incurred by Parent and the Purchaser in connection with the Offer:

Financial Advisor/Dealer Managers...........................   $2,350,000
Advertising.................................................       85,000
Filing......................................................       73,000
Depositary..................................................       40,000
Information Agent (including mailing).......................      200,000
Legal, Printing and Miscellaneous...........................    1,925,000
                                                               ----------
     Total..................................................   $4,673,000

     The Company will not pay any of the fees and expenses to be incurred by Parent or the Purchaser in connection with the Offer.

     13. Certain Conditions to the Offer. Notwithstanding any other provision of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion, the Purchaser shall not be required to accept for payment, purchase or pay for, subject to any applicable rules and regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares (whether or not any Shares theretofore have been accepted for payment or paid for pursuant to the Offer), and may amend or terminate the Offer, if (1) at the Expiration Date the Minimum Condition shall not have been satisfied or (2) at any time on or after October 10, 2001 and prior to the time of payment for any such Shares, any of the following events shall occur:

     (a) any change (or any condition, event or development involving a prospective change) shall have occurred or be threatened in the business, properties, assets, liabilities, capitalization, stockholders' equity, condition (financial or otherwise), cash flows, operations, licenses, franchises, permits, authorizations, results of operations or prospects of the Company or any of its subsidiaries which has or might reasonably be expected to have a material adverse effect on the Company and its subsidiaries taken as a whole (a "Material Adverse Effect"), or results or might reasonably be expected to result in a material diminution in the value of the Shares or the benefits expected to be derived by the Purchaser or Parent as a result of the transactions contemplated by the Offer or the Merger (a "Diminution in Value"); or

     (b) any government or governmental authority or agency, whether domestic, foreign or supranational, or any industry self-regulatory organization (a "Governmental Entity"), shall have instituted or threatened any action, proceeding, application, claim or counterclaim, sought or obtained any judgment, order or injunction, or taken any other action, which (i) challenges the acquisition by Parent or the Purchaser (or any other affiliate of Parent) of any Shares pursuant to the Offer or the Merger, restrains, prohibits or materially delays the making or consummation of the Offer or the Merger, prohibits the performance of any of the contracts or other arrangements entered into by Parent or the Purchaser (or any other affiliate of Parent) in connection with the acquisition of the Shares or the Company, seeks to obtain any material amount of damages, or otherwise directly or indirectly materially and adversely affects the Offer or the Merger, (ii) seeks to prohibit or limit materially the ownership or operation by the Company, Parent or the Purchaser (or any other affiliate of Parent) of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or of Parent and its affiliates and its subsidiaries taken as a whole, or to compel the Company, Parent, or the Purchaser (or any other affiliate of Parent) to dispose of or to hold separate all or any material portion of the business or assets of Parent and its affiliates and its subsidiaries taken as a whole or of the Company and its subsidiaries taken as a whole as a result of the transactions contemplated by the Offer or the Merger,
          (iii) seeks to impose any material limitation on the ability of the Company, Parent or the Purchaser (or any other affiliate of Parent) to conduct the Company's or any subsidiary's business or own such assets,
          (iv) seeks to impose or confirm any material limitation on the ability of Parent or the Purchaser (or any other affiliate of

Parent) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the stockholders of the Company, (v) seeks to require divestiture by Parent or the Purchaser or any of their affiliates of all or any of the Shares, (vi) otherwise has or might reasonably be expected to have a Material Adverse Effect or results or might reasonably be expected to result in a Diminution in Value or (vii) seeks to impose any condition to the Offer unacceptable to Parent or the Purchaser in their reasonable discretion; or

     (c) there shall have been entered or issued any preliminary or permanent judgment, order, decree, ruling or injunction or any other action taken by any Governmental Entity or court, whether on its own initiative or the initiative of any other person, which (i) restrains, prohibits or materially delays the making or consummation of the Offer or the Merger, prohibits the performance of any of the contracts or other arrangements entered into by Parent or the Purchaser (or any other affiliate of Parent) in connection with the acquisition of the Shares or the Company or otherwise directly or indirectly materially and adversely affects the Offer or the Merger, (ii) prohibits or limits materially the ownership or operation by the Company, Parent or the Purchaser (or any other affiliate of Parent) of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or of Parent and its affiliates taken as a whole, or compels the Company, Parent or the Purchaser (or any other affiliate of Parent) to dispose of or to hold separate all or any material portion of the business or assets of Parent and its affiliates taken as a whole or of the Company and its subsidiaries taken as a whole as a result of the transactions contemplated by the Offer or the Merger, (iii) imposes any material limitation on the ability of the Company, Parent or the Purchaser (or any other affiliate of Parent) to conduct the Company's or any subsidiary's business or own such assets, (iv) imposes or confirms any material limitation on the ability of Parent or the Purchaser (or any other affiliate of Parent) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the stockholders of the Company, (v) requires divestiture by Parent or the Purchaser or any of their affiliates of all or any of the Shares, (vi) otherwise has or might reasonably be expected to have a Material Adverse Effect or results or might reasonably be expected to result in a Diminution in Value, or
          (vii) imposes any condition to the Offer unacceptable to Parent or the Purchaser in their reasonable discretion; or

     (d) there shall have been instituted or be pending before any Governmental Entity or court any action, proceeding, application, claim or counterclaim or any judgment, order or injunction sought or any other action taken by any person or entity (other than a Governmental Entity) which (i) challenges the acquisition by Parent or the Purchaser (or any other affiliate of Parent) of any Shares pursuant to the Offer or the Merger, seeks to restrain, prohibit or materially delay the making or consummation of the Offer or the Merger, seeks to prohibit the performance of any of the contracts or other arrangements entered into by Parent or the Purchaser (or any other affiliate of Parent) in connection with the acquisition of the Shares or the Company, seeks to obtain any material amount of damages, or otherwise directly or indirectly materially and adversely affects the Offer or the Merger, (ii) seeks to prohibit or limit materially the ownership or operation by the Company, Parent or the Purchaser (or any other affiliate of Parent) of all or any material portion of the business or assets of the Company and its subsidiaries taken as a whole or of Parent and its affiliates taken as a whole, or to compel the Company, Parent or the Purchaser (or any other affiliate of Parent) to dispose of or to hold separate all or any material portion of the business or assets of Parent and its affiliates taken as a whole or of the Company and its subsidiaries taken as a whole as a result of the transactions contemplated by the Offer or the Merger, (iii) seeks to impose any material limitation on the ability of the Company, Parent or the Purchaser (or any other affiliate of Parent) to conduct the Company's or any subsidiary's business or own such assets, (iv) seeks to impose or confirm any material limitation on the ability of Parent or the Purchaser (or any other affiliate of Parent) to acquire or hold, or to exercise full rights of ownership of, any Shares, including the right to vote such Shares on all matters properly presented to the stockholders of the Company, (v) seeks to require divestiture by Parent or the Purchaser (or any other affiliate of Parent) of all or any of the Shares, (vi) otherwise has or might reasonably be expected to have a Material Adverse Effect or results or might reasonably be expected to result in a Diminution in Value, or
          (vii) seeks to impose any condition to the Offer unacceptable to Parent or Purchaser in their reasonable discretion; and which in the case of clause (i), (ii), (iii), (iv), (v), (vi) or (vii) is successful or the Purchaser determines, in its reasonable discretion, has a reasonable possibility of being successful; or

     (e) there shall be any statute, rule or regulation enacted, promulgated, entered, enforced or deemed applicable or asserted to be applicable to the Offer or the Merger, or any other action shall have been taken by any Governmental Entity or court, that results in, directly or indirectly, any of the consequences referred to in clauses (i) through
          (vii) of paragraph (b) above; or

     (f) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any U.S. national securities exchange, the TSE or any other Canadian provincial stock exchange, or in the over-the-counter market in the United States or Canada (other than any temporary suspension pursuant to a circuit breaker procedure then in effect and lasting for not more than three trading hours),
          (ii) any declaration of a banking moratorium by federal, New York or Canadian authorities, (iii) any material limitation by any federal, state, local or foreign government or any court, administrative or regulatory agency or commission or other governmental authority or agency in the United States that materially affects the extension of credit generally by lenders that regularly participate in the United States or Canadian market in loans, (iv) any commencement or escalation of a war, armed hostilities or other national or international calamity directly or indirectly involving the United States or Canada, (v) a suspension of or limitation (whether or not mandatory) on the currency exchange markets or the imposition of, or material changes in, any currency or exchange control laws in the United States or Canada or, (vi) in the case of any of the foregoing occurrences existing on or at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

     (g) the Company and the Purchaser or Parent shall have reached an agreement or understanding that the Offer be terminated or amended or Parent or the Purchaser (or one of their designated affiliates) shall have entered into a definitive agreement or an agreement in principle to acquire the Company by merger or similar business combination, or purchase of Shares or assets of the Company;

which in the reasonable judgment of the Purchaser, in any such case, and regardless of the circumstances giving rise to such condition, makes it inadvisable to proceed with the Offer, the Merger and/or with such acceptance for payment of Shares.

     The foregoing conditions are for the sole benefit of Parent, the Purchaser and their respective affiliates (other than the Company) and may be asserted by Parent or the Purchaser, in whole or in part, at any time and from time to time in the reasonable discretion of Parent or the Purchaser. The failure by Parent or the Purchaser at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such rights and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. If the Offer is terminated under any of the foregoing provisions, all tendered Shares that have not previously been accepted for payment will be returned to the tendering stockholder.

     14.  Certain Legal Matters.

     General. Except as described in this Section 14, based on a review of publicly available filings by the Company with the SEC and a review of certain information furnished by the Company to Parent and the Purchaser, Parent and the Purchaser are not aware of any license or regulatory permit that appears to be material to the business of the Company and that might be adversely affected by the Purchaser's acquisition of Shares pursuant to the Offer, or of any approval or other action by any governmental, administrative or regulatory agency or authority, domestic or foreign, that would be required for the acquisition or ownership of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is presently contemplated that such approval or action would be sought, except as described below under

"--State Takeover Laws." While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if required, would be obtained without substantial conditions or that adverse consequences would not result to the Company's business or that certain parts of the Company's business would not have to be disposed of in the event that such approval were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser may decline to accept for payment or pay for any Shares tendered.

     State Takeover Laws. A number of states have adopted laws and regulations applicable to offers to acquire shares of corporations that are incorporated or have substantial assets, stockholders and/or a principal place of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Statute, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and was therefore unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions, in particular, that the corporation has a substantial number of stockholders in and is incorporated under the laws of such state. Subsequently, in TLX Acquisition Corp. v. Telex Corp., a federal district court in Oklahoma ruled that the Oklahoma statutes were unconstitutional insofar as they applied to corporations incorporated outside Oklahoma in that they would subject such corporations to inconsistent regulations. Similarly, in Tyson Foods, Inc. v. McReynolds, a federal district court in Tennessee ruled that four Tennessee takeover statutes were unconstitutional as applied to corporations incorporated outside Tennessee. This decision was affirmed by the United States Court of Appeals for the Sixth Circuit.

     The Company is incorporated under the laws of the State of Delaware. In general, Section 203 of the DGCL ("Section 203") prevents an "interested stockholder" (including a person who owns or has the right to acquire 15% or more of the corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other actions) with a Delaware corporation for a period of three years following the date such person became an interested stockholder, unless special requirements are met or certain exceptions apply. Section 203 does not apply to any stockholder which became an interested stockholder at a time when the corporation was not publicly held. Since Purchaser owned all the outstanding stock of the Company prior to its initial public offering in June 1999, Parent and the Purchaser do not believe that Section 203 would apply to the Merger.

     The Company conducts business in a number of states throughout the United States, some of which have enacted takeover laws. Neither Parent nor the Purchaser has determined whether any of these state takeover laws and regulations will by their terms apply to the Offer or the Merger, and, except as set forth above, neither Parent nor the Purchaser has presently sought to comply with any state takeover statute or regulation. Parent and the Purchaser reserve the right to challenge the applicability or validity of any state law or regulation purporting to apply to the Offer or the Merger, and neither anything in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of such right. In the event it is asserted that one or more state takeover statutes is applicable to the Offer or the Merger and an appropriate court does not determine that such statute is inapplicable or invalid as applied to the Offer or the Merger, Parent or the Purchaser might be required to file certain information with, or to receive approval from, the relevant state authorities, and the Purchaser might be unable to accept for payment or pay for Shares tendered pursuant to the Offer, or be delayed in consummating the Offer. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See "Section 13. Certain Conditions to the Offer."

     Antitrust. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, and the rules that have been promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Antitrust Division of the Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The purchase of Shares pursuant to the Offer is not subject to such requirements because Parent currently owns in excess of 50% of the issued and outstanding Company Common Stock.

     The Antitrust Division and the FTC scrutinize the legality under the antitrust laws of transactions such as the acquisition of Shares by the Purchaser pursuant to the Offer. At any time before or after the consummation of any such transactions, the Antitrust Division or the FTC could take such action under the antitrust laws of the United States as it deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or seeking divestiture of the Shares so acquired or divestiture of substantial assets of Parent or the Company. Private parties (including individual States) may also bring legal actions under the antitrust laws of the United States. The Purchaser does not believe that the consummation of the Offer will result in a violation of any applicable antitrust laws. However, there can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or if such a challenge is made, what the result will be.

     Stockholder Litigation. On October 11, 2001, certain stockholders of the Company filed nine separate class action complaints in the Delaware Court of Chancery against Parent, various directors of the Company and, in certain cases, the Purchaser and the Company. Each of these actions was brought as a putative class action on behalf of all holders of Shares other than the defendants and persons related to or affiliated with the defendants. The complaints in the nine actions generally allege that:

     - Parent, the Company and the individual directors of the Company breached their fiduciary duties as a result of the Offer;

     - The Offer Price is inadequate; and

     - Parent is engaging in unfair self-dealing, and not acting in good faith towards the Company's public stockholders.

The lawsuits seek, among other things, to recover unspecified damages and costs and to enjoin or rescind the transactions contemplated by this Offer to Purchase. Parent and the Purchaser believe that these lawsuits are entirely without merit and intend to defend against them vigorously.

     15. Miscellaneous. The Offer is being made to all holders of Shares. The Purchaser is not aware of any jurisdiction where the making of the Offer is prohibited by administrative or judicial action pursuant to any valid state statute. If the Purchaser becomes aware of any valid state statute prohibiting the making of the Offer or the acceptance of Shares pursuant thereto, the Purchaser will make a good faith effort to comply with any such state statute or seek to have such statute declared inapplicable to the Offer. If, after such good faith effort, the Purchaser cannot comply with any such state statute, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares in such state. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Purchaser by one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED IN THIS OFFER TO PURCHASE OR IN THE RELATED LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     Parent and the Purchaser have filed with the SEC a Tender Offer Statement on Schedule TO, together with all exhibits thereto, pursuant to Regulation M-A under the Exchange Act, furnishing certain additional information with respect to the Offer which includes the information required by Schedule 13E-3. Such Schedules and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC in the manner set forth in "Section 7. Certain Information Concerning the Company" (except that they will not be available at the regional offices of the SEC).

                                          TD WATERHOUSE HOLDINGS, INC.

October 17, 2001

                                                                      SCHEDULE A

               INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE
                      OFFICERS OF PARENT AND THE PURCHASER

     1. DIRECTORS AND EXECUTIVE OFFICERS OF PARENT. Set forth in the table below are the names, the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of Parent. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Unless otherwise stated, each executive officer of Parent has been employed in such position or in other executive or management positions with Parent for at least five years. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise noted, each person identified below is a Canadian citizen. Unless otherwise indicated, the business address and telephone number of each person identified below as a director or executive officer of Parent is c/o The Toronto-Dominion Bank, Toronto-Dominion Bank Tower, Toronto-Dominion Centre, P.O. Box 1, 55 King Street West, Toronto, Ontario, M5K 1A2, Canada Tel:
(416)982-8222.

                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
    NAME AND CITIZENSHIP             MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-----------------------------   ------------------------------------------------------------
A. Charles Baillie*..........   A. Charles Baillie is a member of the Board of Directors and
                                Chairman and Chief Executive Officer. Mr. Baillie has
                                occupied various positions since joining The
                                Toronto-Dominion Bank in 1972.
G. Montegu Black*............   G. Montegu Black is a member of the Board of Directors. Mr.
  6354 Viscount Rd.             Black is Chairman and President of Txibanguan Limited.
  Mississauga, ON
  L4V 1H3
  (905) 677-1944
W. Edmund Clark*.............   W. Edmund Clark is a member of the Board of Directors and
                                President and Chief Operating Officer. Prior to joining The
                                Toronto-Dominion Bank in February 2000, Mr. Clark was
                                President and Chief Executive Officer of Canada Trust.
Eleanor R. Clitheroe*........   Eleanor R. Clitheroe is a member of the Board of Directors.
  483 Bay Street, 10th Floor    Ms. Clitheroe is President and Chief Executive Officer of
  Trinity Square Building       Hydro One Inc. of Toronto, Ontario. Previously, Ms.
  South Tower                   Clitheroe held various senior positions with Hydro One
  Toronto, Ontario M5G 2P5      Inc.'s predecessor companies.
  (416) 345-5000
Marshall A. Cohen*...........   Marshall A. Cohen is a member of the Board of Directors. Mr.
  Scotia Plaza, Suite 2100      Cohen is Counsel, Cassels Brock & Blackwell.
  40 King Street West
  Toronto, Ontario M5H 3C2
  (416) 869-5300

------------


  *   Director of Parent.

                                        PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
    NAME AND CITIZENSHIP              MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-----------------------------     ------------------------------------------------------------
Wendy K. Dobson*................   Wendy K. Dobson is a member of the Board of Directors. Dr.
  105 St. George Street            Dobson is Professor and Director, Institute for
  Toronto, Ontario M5S 3E6         International Business, Joseph L. Rotman School of
  (416) 978-2451                   Management at the University of Toronto.
Henry H. Ketcham*...............   Henry H. Ketcham is a member of the Board of Directors. Mr.
  (United States citizen)          Ketcham is Chairman of the Board, President and Chief
  1000-1100 Melville Street        Executive Officer of West Fraser Timber Co. Ltd.
  Vancouver, BC V6E 4A6
  (604) 895-2700
Pierre H. Lessard*..............   Pierre H. Lessard is a member of the Board of Directors. Mr.
  11011, Blvd. Maurice-Duplessis   Lessard is President and Chief Executive
  Officer of Metro                 Inc.
  Montreal, Quebec H1C 1V6
  (514) 643-1000
Brian F. MacNeill*..............   Brian F. MacNeill is a member of the Board of Directors. Mr.
  3000-425 1st Street SW           MacNeill is Chairman of Petro-Canada. Mr. MacNeill was
  Calgary, Alberta T2P 3L8         President and Chief Executive Officer of Enbridge Inc. from
  (403) 231-3902                   1991 to 2000.
Roger Phillips*.................   Roger Phillips is a member of the Board of Directors. Mr.
  (Canadian and United             Phillips is President and Chief Executive Officer of IPSCO
  Kingdom citizen)                 Inc.
  P.O. Box 1670 Armour Rd.
  Regina, Saskatchewan
  S4P 3C7
  (306) 924-7700
Edward S. Rogers*...............   Edward S. Rogers is a member of the Board of Directors. Mr.
  333 Bloor Street East            Rogers is President and Chief Executive Officer of Rogers
  10th Floor                       Communications Inc.
  Toronto, Ontario M4W 1G9
  (416) 935-7777
Helen K. Sinclair*..............   Helen K. Sinclair is a member of the Board of Directors. Ms.
  20 Adelaide Street East          Sinclair is Chief Executive Officer of BankWorks Trading
  8th Floor                        Inc.
  Toronto, Ontario M5C 2T6
  (416) 362-2361
Donald R. Sobey*................   Donald R. Sobey is a member of the Board of Directors. Mr.
  115 King Street                  Sobey is Chairman of Empire Co. Ltd.
  Stellarton, Nova Scotia
  B0K 1S0
  (902) 855-4440
Michael D. Sopko*...............   Michael D. Sopko is a member of the Board of Directors. Dr.
  40 King Street West              Sopko is Chairman of Inco Limited. From 1992 to 2001, Dr.
  Suite 4900                       Sopko was also Chief Executive Officer of Inco Limited.
  Toronto, Ontario M5H 4A2
  (416) 361-7730

------------


  *   Director of Parent.

                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
    NAME AND CITIZENSHIP             MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-----------------------------   ------------------------------------------------------------
John M. Thompson*............   John M. Thompson is a member of the Board of Directors. Mr.
  New Orchard Road              Thompson is Vice Chairman of the Board of Directors of IBM
  Armonk, NY 10504              Corporation. Mr. Thompson was Senior Vice President and
  (914) 499-6502                Group Executive of IBM's Software Group, from 1995-2000.
Richard M. Thomson*..........   Richard M. Thomson is a member of the Board of Directors.
                                Mr. Thomson held the position of Chairman and Chief
                                Executive Officer of The Toronto-Dominion Bank until 1997
                                and held the position of Chairman of The Toronto-Dominion
                                Bank from 1997 to 1998.
Riaz Ahmed...................   Riaz Ahmed is a Senior Vice President. In addition, Mr.
                                Ahmed is Vice Chair, Corporate Development, Chief
                                Administrative Officer and Chief Financial Officer, TD
                                Securities. Mr. Ahmed joined The Toronto-Dominion Bank in
                                1996 and has occupied various positions since then.
T. Christian Armstrong.......   T. Christian Armstrong is Executive Vice President and Chief
  (Canadian and United States   Marketing Officer. Prior to joining The Toronto-Dominion
  citizen)                      Bank in February 2000, Mr. Armstrong held the office of
                                Executive Vice President, Marketing with Canada Trust.
Allen W. Bell................   Allen W. Bell is Executive Vice President, Group Human
                                Resources. Prior to occupying this office, Mr. Bell's title was Senior Vice President, Human Resources of The
                                Toronto-Dominion Bank.
Robert Dorrance..............   Robert Dorrance is a Senior Vice President. In addition, Mr.
                                Dorrance is Vice Chair and Head of Global Institutional
                                Equities, TD Securities. From 1995 to 2000, Mr. Dorrance was
                                the President and Chief Executive Officer of Newcrest
                                Capital Inc.
Bernard T. Dorval............   Bernard T. Dorval is Executive Vice President, Retail
                                Banking Products and Insurance. Prior to joining The
                                Toronto-Dominion Bank in February 2000, Mr. Dorval occupied various positions with Canada Trust, including Senior Vice
                                President, Insurance and President, CT Insurance; Executive
                                Vice President, Insurance and Chairman, Meloche Monnex Inc.,
                                Executive Vice President, Investment Counseling, Insurance
                                and Trusts; and Executive Vice President, Lending and
                                Insurance.
Mark E. Faircloth............   Mark E. Faircloth is a Senior Vice President. In addition,
                                Mr. Faircloth is Vice Chair, Global Fixed Income, TD
                                Securities. Prior to holding these positions, Mr. Faircloth was a Vice President and Director of RBC Dominion Securities
                                (1992-1997), and President and Chief Executive Officer of CT
                                Securities (1997-2000).
Michael A. Foulkes...........   Michael A. Foulkes is Executive Vice President and Chief
                                Information Officer. Prior to holding this position, Mr.
                                Foulkes served as Vice President, Branch Operations (1996 to
                                1997) and Senior Vice President, Group Operations (1997 to
                                1998).
J. Duncan Gibson.............   J. Duncan Gibson is Vice Chair, Commercial Banking. In
                                addition, Mr. Gibson is President and Chief Executive
                                Officer of TD MarketSite. Prior to occupying these
                                positions, Mr. Gibson was an Executive Vice President.

------------


  *   Director of Parent.

                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
    NAME AND CITIZENSHIP             MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-----------------------------   ------------------------------------------------------------
Elizabeth R. Gile............   Elizabeth R. Gile is Vice Chair, Credit Portfolio Management
  (United States citizen)       of TD Securities. Prior to joining The Toronto-Dominion
                                Bank, Ms. Gile was Managing Director, North American Credit
                                Markets Banking at JP Morgan.
Martine Irman................   Martine Irman is Senior Vice President, Global Foreign
                                Exchange and Money Markets, Corporate and Investment Banking
                                Group. In addition, Ms. Irman is Vice Chair, Global Foreign
                                Exchange and Money Markets, TD Securities. Prior to
                                occupying these positions, Ms. Irman was Managing Director within the Corporate Investment Banking Group.
J. David Livingston..........   J. David Livingston is an Executive Vice President. Prior to
                                this appointment, Mr. Livingston occupied the position of
                                Senior Vice President in various divisions of retail
                                banking.
Michael W. MacBain...........   Michael W. MacBain is a Senior Vice President. In addition,
                                Mr. MacBain is the Vice Chair, Derivative Products and
                                Regional Head, Europe of TD Securities.
John B. MacIntyre............   John B. MacIntyre is a Senior Vice President. In addition,
                                Mr. MacIntyre is Vice Chair, Investment Banking, TD
                                Securities. Prior to occupying these positions, Mr.
                                MacIntyre held the offices of Senior Vice President (1995)
                                and Vice Chair, Corporate Development, TD Securities.
                                (2000).
Robert F. MacLellan..........   Robert F. MacLellan is an Executive Vice President. In
                                addition, Mr. MacLellan is Chairman of TD Wealth Management and Chairman of TD Asset Management. Prior to occupying
                                these positions, Mr. MacLellan held the office of Senior
                                Vice President, TD Investment Management.
Daniel A. Marinangeli........   Daniel A. Marinangeli is Executive Vice President and Chief
                                Financial Officer. Prior to occupying these positions, Mr.
                                Marinangeli held the office of Senior Vice President,
                                Finance Division.
Bharat B. Masrani............   Bharat B. Masrani is a Senior Vice President. In addition,
  (Canadian and United          Mr. Masrani is President and Chief Executive Officer of TD
  Kingdom citizen)              Waterhouse Investor Services (Europe) Limited and Vice Chair
                                of TD Waterhouse Group, Inc. Prior to occupying these
                                positions, Mr. Masrani occupied various offices including
                                Vice President (1995 to 1997) and Senior Vice President
                                (1997 to 1999).
Stephen D. McDonald..........   Stephen D. McDonald is a Vice Chair. In addition, Mr.
                                McDonald is the Chief Executive Officer and Deputy Chairman
                                of TD Waterhouse Group, Inc. Mr. McDonald has occupied
                                various positions since joining The Toronto-Dominion Bank in
                                1983.
Christopher A. Montague......   Christopher A. Montague is Executive Vice President, General
                                Counsel and Secretary. Prior to joining The Toronto-Dominion
                                Bank in 1998, Mr. Montague was a partner with the law firm of McCarthy Tetrault.

------------


  *   Director of Parent.

                                       PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
    NAME AND CITIZENSHIP             MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-----------------------------   ------------------------------------------------------------
Frank J. Petrilli............   Frank J. Petrilli is an Executive Vice President. Mr.
  (United States citizen)       Petrilli has served as President and Chief Operating Officer of TD Waterhouse Group, Inc. since 1999. Mr. Petrilli also serves as President and Chief Executive Officer and a
                                director of TD Waterhouse Holdings, Inc. Mr. Petrilli joined
                                TD Waterhouse Holdings, Inc. in 1995 as President and Chief
                                Operating Officer and has also served as a Senior Vice
                                President of the Toronto-Dominion Bank.
Andrea S. Rosen..............   Andrea Rosen is Executive Vice President, Commercial
  (United States citizen)       Banking. Prior to holding this office, Ms. Rosen was Vice
                                Chair, TD Securities and a Senior Vice President of The
                                Toronto-Dominion Bank.
Richard J. Rzasa.............   Richard J. Rzasa is a Vice Chair and Chief Information
                                Officer of TD Waterhouse Group, Inc. Prior to joining TD
                                Waterhouse in 1999, Mr. Rzasa spent almost 14 years at
                                Lehman Brothers where he held a variety of positions,
                                including Senior Vice President of Information Technology.
John G. See..................   John G. See is a Senior Vice President. In addition, Mr. See is a Vice Chair of TD Waterhouse Group, Inc. and the
                                President and Chief Executive Officer of TD Waterhouse
                                Investor Services (Canada) Inc.
Thomas R. Spencer............   Thomas R. Spencer is Executive Vice President, Group Risk
                                Management. Prior to holding this position, Mr. Spencer
                                occupied the position of Senior Vice President, Group Risk
                                Management.
Fredric J. Tomczyk...........   Fredric J. Tomczyk is an Executive Vice President. In
                                addition, Mr. Tomczyk is the President and Chief Executive
                                Officer of TD Wealth Management. Prior to joining The
                                Toronto-Dominion Bank in February 2000, Mr. Tomczyk was an
                                Executive Vice President with Canada Trust. Prior to joining
                                Canada Trust in 1998, Mr. Tomczyk was the President and
                                Chief Executive Officer of London Life.
Natalie K. Townsend..........   Natalie K. Townsend is a Senior Vice President. In addition,
                                Ms. Townsend is Vice Chair, Private Equity, TD Securities.
                                Prior to occupying these positions, Ms. Townsend was a Vice
                                President.
Diane E. Walker..............   Diane E. Walker is an Executive Vice President. In addition,
                                Ms. Walker is Vice Chair and Chief Administrative Officer of
                                TD Waterhouse Group, Inc. Prior to joining The
                                Toronto-Dominion Bank in February 2000, Ms. Walker was
                                Executive Vice President, Corporate Resources (1997-2000)
                                and Senior Vice President, Law and Government Relations
                                (1996-1997) with Canada Trust.
Donald A. Wright.............   Donald A. Wright is Vice Chair, Wholesale Banking. Mr.
                                Wright is also Chairman and Chief Executive Officer of TD
                                Securities. Mr. Wright has occupied various positions since joining The Toronto-Dominion Bank in 1995.

------------


  *   Director of Parent.

     2. DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER. Set forth in the table below are the names, the present principal occupations or employment and the name, principal business and address of any corporation or other organization in which such occupation or employment is conducted, and the five-year employment history of each of the directors and executive officers of the Purchaser. None of these persons has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), nor has any of these persons been a party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws or a finding of any violation of federal or state securities laws. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Purchaser. Unless otherwise noted, each person identified below is a United States citizen. Unless otherwise indicated, the business address and telephone number of each person identified below as a director or executive officer of the Purchaser is c/o TD Waterhouse Holdings, Inc., 100 Wall Street, New York, New York, 10005, Tel: (212) 806-3500.

                                           PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT AND
      NAME AND CITIZENSHIP               MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
---------------------------------   ------------------------------------------------------------
Stephen D. McDonald*.............   Stephen D. McDonald serves as the Deputy Chairman of the
  (Canadian citizen)                Board of Directors. See description in item 1 above.
Frank J. Petrilli*...............   Frank J. Petrilli has served as President and Chief
                                    Executive Officer since 1998. See description in item 1
                                    above.
Lawrence M. Waterhouse, Jr.*.....   Lawrence M. Waterhouse, Jr. has served as Chairman of the
                                    Board of Directors since its inception in 1987 and served as its Chief Executive Officer from 1987 to 1998. Mr.
                                    Waterhouse is also currently a director of TD Waterhouse
                                    Group, Inc. Mr. Waterhouse founded TD Waterhouse Investor
                                    Services, Inc. and served as its Chairman since its
                                    inception in 1978 to 2000. Mr. Waterhouse currently serves as Chairman Emeritus of TD Waterhouse Bank, N.A. Mr.
                                    Waterhouse also served as Chairman of TD Waterhouse Bank
                                    since its inception in 1994 to 2000.
A. Wayne Kyle....................   A. Wayne Kyle has served as Executive Vice President, Human
  (Canadian citizen)                Resources since 1996. Mr. Kyle also serves as Executive Vice
                                    President, Human Resources, TD Waterhouse Group, Inc. Mr.
                                    Kyle joined The Toronto-Dominion Bank in 1971 and since then has held various positions including Vice President, Human
                                    Resources, Investor Services Division, TD Bank Financial
                                    Group.
Randall M. Miller................   Randall M. Miller serves as Executive Vice President,
                                    Marketing. Mr. Miller also serves as Executive Vice
                                    President and Chief Marketing Officer, TD Waterhouse Group,
                                    Inc. Since February 1994 until 1999, Mr. Miller has served as a Senior Vice President and Executive Vice President of
                                    TD Waterhouse Investor Services, Inc.
Richard H. Neiman................   Richard H. Neiman serves as Executive Vice President,
                                    General Counsel and Secretary. Mr. Neiman also serves as
                                    Executive Vice President, General Counsel and Secretary, TD
                                    Waterhouse Group, Inc.
Richard J. Rzasa.................   Richard J. Rzasa serves as Executive Vice President and
                                    Chief Information Officer. See description in Item 1 above.
B. Kevin Sterns..................   B. Kevin Sterns serves as Executive Vice President, Chief
  (United States and                Financial Officer and Treasurer. Mr. Sterns also serves as
  Canadian citizen)                 Executive Vice President and Chief Financial Officer, TD
                                    Waterhouse Group, Inc. Mr. Sterns has occupied various
                                    positions since joining TD Bank Financial Group in 1970.

---------------

* Director of the Purchaser.

                                                                      SCHEDULE B

                   SECURITIES OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth the current ownership of Shares by Parent and the Purchaser (including their respective directors and executive officers).

                                              AMOUNT AND NATURE OF                  PERCENT OF
                NAME                            BENEFICIAL OWNER                  COMMON STOCK(1)
------------------------------------  ------------------------------------   -------------------------
The Toronto-Dominion Bank...........                           337,706,350(2)       89.3
TD Waterhouse Holdings, Inc. .......                           293,345,198         86.5
Stephen D. McDonald.................                               205,000(3)        *
Frank J. Petrilli...................                               191,858(4)        *
Lawrence M. Waterhouse, Jr..........                                10,000          *
Richard H. Neiman...................                                43,160(5)        *
B. Kevin Sterns.....................                                41,500(6)        *
Richard J. Rzasa....................                                84,200(7)        *
A. Wayne Kyle.......................                                44,500(8)        *
Randall M. Miller...................                                55,534(9)        *
A. Charles Baillie..................                                 3,000(10)        *
Wendy K. Dobson.....................                                 8,000(11)        *
Brian F. MacNeill...................                                 1,100(12)        *
Roger Phillips......................                                   800(13)        *
Edward S. Rogers....................                                50,000(14)        *
John M. Thompson....................                                26,000(15)        *
Richard M. Thomson..................                                   800          *
Daniel A. Marinangeli...............                                   750(16)        *
Bharat B. Masrani...................                               100,750(17)        *
John G. See.........................                               104,200(18)        *

------------

  *   less than 1%
 (1) Based on 338,971,600 shares outstanding as of October 16, 2001. Shares subject to options that are exercisable within 60 days of October 15, 2001 and the Exchangeable Preference Shares are deemed beneficially owned by the person holding such options or such Exchangeable Preference Shares for the purpose of computing the percentage of ownership of such person but are not treated as outstanding for the purposes of computing the percentage of any other person.
 (2) The amount reported represents both direct and indirect holdings of Company Common Stock and includes 39,370,150 Shares issuable upon the exercise of the Exchangeable Preference Shares which were issued to Parent and its wholly-owned subsidiary, TD Securities, in connection with the Reorganization and in connection with the purchase of CT Securities Inc. in April 2000 by TD Waterhouse Canada. Pursuant to the Reorganization, 4,991,002 Shares were issued to Parent and 292,008,998 Shares and one special voting preferred share of the Company were issued to the Purchaser. Parent, as the parent company of the Purchaser, is the indirect beneficial owner of the 329,345,198 Shares and one special voting preferred share held by the Purchaser. In addition, Parent is the direct beneficial owner of 3,370,150 Exchangeable Preference Shares, which were issued in April 2000 in connection with the acquisition of CT Securities Inc., and 1,336,200 Shares.
 (3) The amount reported includes 12,233 Shares held pursuant to a deferred compensation plan administered by Parent. The amount reported also includes options to purchase 128,000 Shares that are exercisable within 60 days of October 15, 2001.
 (4) The amount reported includes 6,758 Shares held pursuant to the Company's profit sharing plan and 5,350 Shares held pursuant to the Company's 401(k) plan. The amount reported also includes options to purchase 128,250 Shares that are exercisable within 60 days of October 15, 2001.
 (5) The amount reported includes 1,660 Shares held pursuant to the Company's profit sharing plan. The amount reported also includes options to purchase 36,500 Shares that are exercisable within 60 days of October 15, 2001.
 (6) The amount reported includes options to purchase 36,500 Shares that are exercisable within 60 days of October 15, 2001.
 (7) The amount reported includes 100 Shares held indirectly by custodial account and 300 Shares held by Mr. Rzasa's wife. The amount reported also includes options to purchase 62,500 Shares that are exercisable within 60 days of October 15, 2001.
 (8) The amount reported includes options to purchase 36,500 Shares that are exercisable within 60 days of October 15, 2001.

 (9) The amount reported includes 7,827 Shares held pursuant to the Company's profit sharing plan and 2,207 Shares held pursuant to the Company's 401(k) plan. The amount reported also includes options to purchase 41,500 Shares that are exercisable within 60 days of October 15, 2001.
(10) The Shares reported are beneficially owned by 1260514 Ontario Inc., a company subject to Mr. Baillie's control. Mr. Baillie is the indirect owner of these shares.
(11) The amount reported includes options to purchase 6,000 Shares that are exercisable within 60 days of October 15, 2001.
(12) 400 of the 1,100 Shares reported are registered in the name of Brenda J. MacNeill, spouse.
(13) The Shares reported are held in the name of La Sauciere Investments, Inc., 2022 Cornwall, Suite 205, Regina, Saskatchewan, S4P 2K5, Canada.
(14)  The Shares reported are held in the name of Rogers Foundation.
(15) The amount reported includes options to purchase 6,000 Shares that are exercisable within 60 days of October 15, 2001.
(16)  The Shares reported are held in the name of spouse.
(17) The amount reported includes options to purchase 85,750 shares that are exercisable within 60 days of October 15, 2001.
(18) The amount reported includes 950 Shares held in the Parent's Employee Savings Plan and options to purchase 73,250 shares that are exercisable within 60 days of October 15, 2001.

                                                                      SCHEDULE C

             INFORMATION CONCERNING CERTAIN SECURITIES TRANSACTIONS

     The following sets forth information with respect to purchases of the Company Common Stock by Parent and the Purchaser during the past two years.(1)

                                          NUMBER OF      RANGE OF PRICES   AVG. PURCHASE PRICE(2)
                                            SHARES       PAID PER SHARE          PER SHARE
                                          PURCHASED      DURING QUARTER        DURING QUARTER
QUARTER/YEAR            PURCHASER       DURING QUARTER         ($)                  ($)
------------         ----------------   --------------   ---------------   ----------------------
2nd Quarter/ Fiscal
  2001               The
                     Purchaser ......     1,336,200      10.0274-13.6286           11.1209


------------

(1) See footnote no. 2 to Schedule B to this Offer to Purchase for a description of the purchase of CT Securities Inc. by TD Waterhouse Canada pursuant to which Parent was issued Exchangeable Preference Shares which are exchangeable for Shares.

(2) Purchase prices exclude commissions.

                                                                      SCHEDULE D

                   SECTION 262 OF THE GENERAL CORPORATION LAW
                            OF THE STATE OF DELAWARE

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d)  Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, then, either a constituent corporation before the effective date of the merger or consolidation, or the surviving or resulting corporation within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholder entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted his certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded his appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

Manually signed facsimile copies of the Letter of Transmittal will be accepted. Letters of Transmittal and certificates for Shares should be sent or delivered by each stockholder of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary or the Canadian Forwarding Agent at one of their respective addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:

                          MELLON INVESTOR SERVICES LLC

              BY MAIL                       BY OVERNIGHT COURIER DELIVERY                 BY HAND
     Reorganization Department                Reorganization Department                Reorganization
           P.O. Box 3301                          85 Challenger Road                     Department
 South Hackensack, New Jersey 07606               Mail Stop -- Reorg              120 Broadway, 13th Floor
                                          Ridgefield Park, New Jersey 07660       New York, New York 10271

                             THE CANADIAN FORWARDING AGENT FOR THE OFFER IS:
                                        CIBC MELLON TRUST COMPANY
                                             BY HAND OR COURIER DELIVERY:
                                                    199 Bay Street
                                                 Commerce Court West
                                                   Securities Level
                                               Toronto, Ontario M5L 1G9
                                              Attention: Courier Window

Any questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers set forth below. Requests for additional copies of this Offer to Purchase and the Letter of Transmittal may be directed to the Information Agent or the Depositary. Stockholders may also contact their brokers, dealers, commercial banks, trust companies or other nominees for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                           [MACKENZIE PARTNERS LOGO]
                                156 Fifth Avenue
                            New York, New York 10010
                    Telephone: (212) 929-5500 (call collect)
                                       or
                         Call Toll Free (800) 322 2885

                     THE DEALER MANAGERS FOR THE OFFER ARE:

            IN THE UNITED STATES:                                IN CANADA:
                MORGAN STANLEY                               TD SECURITIES INC.

                1585 Broadway                            66 Wellington Street West
           New York, New York 10036                              8th Floor
        (212) 761-7029 (call collect)                            P.O. Box 1
                                                        Toronto Dominion Bank Tower
                                                          Toronto-Dominion Centre
                                                          Toronto, Ontario M5K 1A2
                                                       (416) 307-8023 (call collect)